The information in this preliminary prospectus supplement and accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted

Pursuant to Rule 424(b)(3)
Registration No. 333-202292

Subject to Completion, Dated October 1, 2015
Preliminary Prospectus Supplement

PROSPECTUS SUPPLEMENT
(To prospectus dated February 25, 2015)

Enbridge Energy Partners, L.P.

$    % Notes due 2020
$    % Notes due 2025
$    % Notes due 2045

The notes due 2020 will bear interest at the rate of     % per year and will mature on            , 2020. The notes due 2025 will bear interest at the rate of     % per year and will mature on            , 2025. The notes due 2045 will bear interest at the rate of     % per year and will mature on            , 2045. Interest on the notes of each series is payable on      and             of each year, beginning on            , 2016.

We may redeem some or all of each series of notes at our option at any time and from time to time prior to their maturity. The redemption prices are discussed under the caption “Description of Notes — Optional Redemption” beginning on page S-18.

Each series of notes will be our unsecured senior obligations. If we default, your right to payment under the notes will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness.

We do not intend to list any series of notes on any securities exchange. Currently there is no public market for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note due 2020	Total	Per Note due 2025	Total	Per Note due 2045	Total
Public Offering Price(1)	%	$	%	$	%	$
Underwriting discounts and commissions	%	$	%	$	%	$
Proceeds, before expenses, to Enbridge Energy Partners, L.P.	%	$	%	$	%	$

(1)	Plus accrued interest, if any, from October , 2015, if settlement occurs after that date.

It is expected that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company, Clearstream Banking S.A. or the Euroclear System on or about October   , 2015.

Joint Book-Running Managers

Deutsche Bank Securities

BNP PARIBAS

Citigroup

Morgan Stanley

The date of this prospectus supplement is October   , 2015

Enbridge Energy Partners, L.P. Systems Map

This map depicts some Enbridge Inc. assets to provide an understanding of how they connect with certain Enbridge Energy Partners, L.P. systems. Enbridge Inc. is the ultimate parent company of Enbridge Energy Company, Inc., the general partner of Enbridge Energy Partners, L.P. In 2013, we formed a subsidiary, Midcoast Energy Partners, L.P., to serve as our primary vehicle for owning and growing our natural gas and natural gas liquids, or NGL, midstream business in the United States.

S-i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT
AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is the prospectus supplement, which describes our business, the terms of this notes offering and certain terms of the notes. The second part, the accompanying prospectus, describes certain terms of the indenture under which the notes will be issued and gives more general information, some of which may not apply to this offering. The information contained in this prospectus supplement may add, update or change information contained in the accompanying prospectus or in the documents we have filed with the Securities and Exchange Commission, or the SEC. If the description of the offering varies between the prospectus supplement and the accompanying prospectus or documents that we have filed with the SEC prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free-writing prospectus made available by us. We have not, and the underwriters and their affiliates and agents have not, authorized anyone to provide you with different information. We are not, and the underwriters and their affiliates and agents are not, making an offer of the notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of those documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

As used in this prospectus supplement and the accompanying prospectus, “we,” “us,” “our” and “Enbridge Partners” mean Enbridge Energy Partners, L.P. and, where the context requires, include our operating subsidiaries. In addition, we refer to Enbridge Energy Management, L.L.C., which manages and controls our business and affairs, as “Enbridge Management,” and we refer to Enbridge Energy Company, Inc., our general partner, as “Enbridge Energy Company” or “our general partner.” “Enbridge” refers to Enbridge Inc. of Canada, which is the indirect owner of our general partner. Our Class A common units represent limited partner interests in us. We also have limited partner interests that are represented by Class B common units, Class D units, Class E units, Series 1 preferred units, Incentive Distribution units and i-units. The Class A common units and the Class B common units are referred to in this prospectus supplement as “common units,” and, together with the Class D units, Class E units, Series 1 preferred units, Incentive Distribution units and i-units, are referred to in this prospectus supplement as “units.”

AVAILABLE INFORMATION

We file annual, quarterly and other reports and information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the public reference room. You can also find our filings at the SEC’s website at http://www.sec.gov and on our website at http://www.enbridgepartners.com. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus. In addition, our reports and other information about us can be inspected at the NYSE Euronext, 11 Wall Street, 5th Floor, New York, New York 10005.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and may supersede this information and information previously filed with the SEC. We incorporate into this prospectus supplement by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules and not incorporated in this prospectus supplement or the accompanying prospectus, until we sell all of the securities offered by this prospectus supplement or until we terminate the offering:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 18, 2015.
•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 1, 2015, and for the quarter ended June 30, 2015, filed with the SEC on July 31, 2015.
•	Our Current Reports on Form 8-K, filed with the SEC on January 8, 2015, March 9, 2015 (other than with respect to item 7.01 and the corresponding portion of item 9.01), March 13, 2015 (other than with respect to item 7.01 and the corresponding portion of item 9.01), March 23, 2015, July 8, 2015, July 30, 2015 (with respect to item 5.03 and the corresponding portion of item 9.01 only) and August 13, 2015.

We will provide without charge upon request to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of any document incorporated

S-iii

by reference in this prospectus supplement or the accompanying prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

Investor Relations	866-337-4636 or
Enbridge Energy Partners, L.P.	866-EEP-INFO
1100 Louisiana, Suite 3300	713-821-2000
Houston, Texas 77002	eep@enbridge.com

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus. It is not complete and does not contain all of the information that you should consider before investing in the notes. This prospectus supplement and the accompanying prospectus include specific terms of the offering of the notes, information about our business and our financial data. We urge you to read carefully the entire prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference, including our financial statements and the notes to those statements, before making an investment decision. We also encourage you to read “Risk Factors” and our discussion of other risks and uncertainties in our reports filed with the SEC under the Exchange Act, particularly our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Enbridge Partners

Business Description

We are a publicly-traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation and storage assets and natural gas gathering, treating, processing, transportation and marketing assets in the United States. We were formed in 1991 by Enbridge Energy Company to own and operate the Lakehead system, which is the U.S. portion of a crude oil and liquid petroleum pipeline system extending from western Canada through the upper and lower Great Lakes region of the United States to eastern Canada. A subsidiary of Enbridge owns the Canadian portion of the system. Enbridge is a leading provider of energy transportation, distribution and related services in North America and is the ultimate parent of our general partner.

Our natural gas assets are owned by Midcoast Energy Partners, L.P., or MEP, and its subsidiaries. MEP is a Delaware limited partnership that we formed in 2013 to serve as our primary vehicle for owning and growing our natural gas and NGLs midstream business in the United States. MEP completed its initial public offering of its Class A common units representing limited partner interests in November of 2013, but we continue to own all of the equity interests in MEP’s general partner, a 51.9% limited partner interest in MEP and a 48.4% limited partner interest in MEP’s operating subsidiary, Midcoast Operating, L.P.

Enbridge Management is a Delaware limited liability company that was formed in May 2002 to manage our business and affairs. Under a delegation of control agreement, our general partner delegated substantially all of its power and authority to manage and control our business and affairs to Enbridge Management. Our general partner, through its direct ownership of the voting shares of Enbridge Management, elects all of the directors of Enbridge Management. Enbridge Management is the sole owner of all of our i-units.

Our executive offices are located at 1100 Louisiana, Suite 3300, Houston, Texas 77002 and our telephone number is (713) 821-2000.

Organizational Structure

The following chart shows our organization and ownership structure as of the date of this prospectus supplement. The ownership percentages referred to in this prospectus supplement reflect the approximate effective ownership in us presented below.

Publicly owned
100% (TSX & NYSE)
Enbridge Inc.*
Enbridge US Holding Inc.
Enbridge (U.S.) Inc.
Enbridge Energy Company, Inc.
11.7% Listed Shares
100% Voting Shares
Enbridge Energy Management, L.L.C.
88.3% Public
Enbridge Employee Services, Inc.*
100% i-Units representing a 14.8% Limited Partner interest
9.7% Class A Common Units
1.6% Class B Common Units
13.7% Class D Units
3.7% Class E Units
0.0002% IDUs
9.9% Series 1 Preferred Units
2.0% General Partner Interest
44.6% Public
Enbridge Energy Partners, L.P.
100% Ownership interest
Other Subsidiaries
100% Ownership interest
Midcoast Holdings, L.L.C.
51.9% Limited Partner interest
100% Series LH interests
100% Series AC interests
25% Series EA interests
25% Series ME interests
Enbridge Energy, Limited Partnership
75% Series EA interests
75% Series ME interests
North Dakota Pipeline Joint Ventures
62.5% Ownership Interest of Class B
100% Ownership of Class A
2% General Partner interest
Midcoast Energy Partners, L.P.
46.1% Public
100% Ownership interest
Midcoast OLP GP, L.L.C
48.4% Limited Partner interest
.001% General Partner interest
51.599% Limited Partner interest
Midcoast Operating, L.P.
100% Ownership interest
Other Subsidiaries
35% Ownership interest
Texas Express NGL System Joint Ventures
Canada
United States

*Denotes Companies that have Employees
Unless otherwise noted, each subsidiary depicted above is 100% owned by its direct parent.

Ownership of Enbridge Energy Partners, L.P. as of October 1, 2015

i-units owned by Enbridge Management	14.8%
Class A common units owned by the public	44.6%
Class A common units owned by Enbridge Energy Company	9.7%
Class B common units owned by Enbridge Energy Company	1.6%
Class D units owned by a subsidiary of Enbridge Energy Company	13.7%
Class E units owned by Enbridge Energy Company	3.7%
Series 1 preferred units owned by Enbridge Energy Company	9.9%
Incentive distribution units owned by a subsidiary of Enbridge Energy Company	—%
General partner interest	2.0%
Total	100.0%

The information in the above table is based on ownership interests as of October 1, 2015. Enbridge indirectly holds an effective 42.3% interest in us, an additional 75% of the Series ME interests (relating to our Mainline Expansion project) and an additional 75% of the Series EA interests (relating to our Eastern Access Pipeline) issued by our operating partnership, Enbridge Energy, Limited Partnership, in each case directly or indirectly through Enbridge Energy Company.

The Offering

The summary below describes the principal terms of each series of notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” in this prospectus supplement and “Description of Our Debt Securities” in the accompanying prospectus.

Issuer
Enbridge Energy Partners, L.P.
Securities Offered
$ principal amount of % Notes due 2020 $ principal amount of % Notes due 2025 $ principal amount of % Notes due 2045
Interest Rate
Notes due 2020 % per annum Notes due 2025 % per annum Notes due 2045 % per annum
Interest Payment Dates
and of each year, to holders of record as of the immediately preceding and , beginning , 2016.
Maturity
Unless redeemed prior to maturity as described below, the notes due 2020 will mature on , 2020, the notes due 2025 will mature on , 2025 and the notes due 2045 will mature on , 2045.
Use of Proceeds
We estimate that we will receive net proceeds from the offering of approximately $ after payment of underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds from this offering to repay a portion of our outstanding commercial paper, to repay any credit facility borrowings that are outstanding, to fund a portion of our capital expansion projects and the costs for unwinding certain interest hedging arrangements, for general partnership purposes or any combination of such purposes. Some or all of the net proceeds of this offering may be invested temporarily in short-term investment grade securities pending their use for such purposes. See “Use of Proceeds.”
Affiliates of certain underwriters are lenders under our credit facilities, and certain of those affiliates may hold our commercial paper, and as such may receive a portion of the proceeds from this offering if we use them to repay amounts outstanding under our credit facilities or to repay our commercial paper. See “Underwriting — Certain Relationships.”
Optional Redemption
We may redeem each series of notes for cash, in whole or in part at any time and from time to time, at our option at the applicable redemption prices set forth under the heading “Description of Notes — Optional Redemption.”

Ranking
Each series of notes will:
• be our senior unsecured indebtedness;
• rank senior in right of payment to all of our existing and future subordinated indebtedness including any of our fixed/floating rate junior subordinated notes;
• rank equally in right of payment with all of our existing and future unsubordinated indebtedness; and

•

be effectively subordinated in right to payment to (1) any secured indebtedness that we may incur (to the extent of the value of the assets securing such indebtedness), (2) all existing and future secured obligations of any subsidiaries (to the extent of the value of the assets securing such obligations) and (3) all existing and future obligations of our subsidiaries that do not guarantee the notes. As of the issue date of the notes, there will be no subsidiary guarantors.

We conduct substantially all of our business through our subsidiaries, and our subsidiaries own all of our operating assets. As of June 30, 2015, our subsidiaries had $1.0 billion of indebtedness to unaffiliated third parties. See “Description of Notes — Ranking.”
The indenture for each series of notes does not limit the amount of unsecured debt we may incur but does contain restrictions on our ability to incur secured debt as described below unless the same security is also provided for the benefit of holders of each series of notes.
Certain Covenants and Events of Default
The indenture for each series of notes includes certain covenants, including limitations on:
• securing indebtedness by liens on principal properties or capital stock of any of our restricted subsidiaries; and
• engaging in sale-leaseback transactions.
These covenants are subject to a number of important exceptions, limitations and qualifications that are described under “Description of Notes — Certain Covenants.” The indenture for each series provides for events of default, including payment defaults on, or acceleration of the payment of, other significant indebtedness.

Risk Factors
An investment in the notes involves risks. You should consider carefully the information under the heading “Risk Factors” on page S-12 of this prospectus supplement, on page 4 of the accompanying prospectus and all other information contained or incorporated by reference herein before deciding to invest in the notes.
Listing and Trading
We do not intend to list any series of notes offered hereby for trading on any securities exchange. We can provide no assurance as to the liquidity of, or development of any trading market for, any series of notes.
Additional Issuances
We may, at any time, without notice to or the consent of the holders of the notes of the relevant series, issue additional notes of that series having the same interest rate, maturity and other terms as the notes of such series offered hereby (except for the issue date, issue price and date of first payment of interest). Any such additional notes having such similar terms, together with the original notes of the related series offered hereby, will constitute a single series under the indenture.
Trustee and Registrar
U.S. Bank National Association.
Governing Law
Each series of notes and the indenture relating to such notes will be governed by, and construed in accordance with, the laws of the State of New York.

Summary Historical Financial and Operating Data

We have derived the summary historical financial data as of and for each of the years ended December 31, 2014, 2013 and 2012 from our audited financial statements and related notes. We have derived the summary historical financial data as of June 30, 2015 and 2014 and for the six-
month periods then ended from our unaudited financial statements, which, in the opinion of management, include all adjustments necessary for a fair statement of the data. The results for the six-month period ended June 30, 2015 are not necessarily indicative of the results that may be expected for any other periods or for the full fiscal year. You should read the information below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2014, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Acquired systems and assets are included in the Summary Historical Financial Data and Summary Historical Operating Data from the date of acquisition.

	Year Ended December 31,			Six Months Ended June 30,
	2014	2013	2012	2015	2014
	(dollars in millions)			(dollars in millions)
Income Statement Data:
Operating revenue	$7,964.7	$7,117.1	$6,706.1	$2,741.7	$3,950.7
Commodity costs	5,026.7	4,829.4	4,282.2	1,408.7	2,679.9
Commodity costs – affiliate	119.2	119.5	287.9	41.0	68.6
Environmental costs, net of recoveries(1)	97.3	273.7	(91.3)	—	43.2
Operating and administrative	478.0	480.8	418.8	189.7	203.9
Operating and administrative – affiliate	472.0	437.6	421.7	234.6	237.7
Power	226.6	147.7	148.8	120.8	104.6
Depreciation and amortization	458.2	388.0	344.8	257.9	217.2
Goodwill impairment	—	—	—	246.7	—
Asset impairment	—	—	—	12.3	—
Total operating expenses	6,878.0	6,676.7	5,812.9	2,511.7	3,555.1
Operating income	1,086.7	440.4	893.2	230.0	395.6
Other income (expense)	8.9	16.0	(1.2)	11.9	0.4
Interest expense, net	403.2	320.4	345.0	126.3	157.1
Allowance for equity used during construction	57.2	43.1	11.2	40.3	33.3
Income tax expense (benefit)	9.6	18.7	8.1	(1.4)	4.0
Noncontrolling interest	263.3	88.3	57.0	61.3	78.7
Series 1 preferred unit distributions	90.0	58.2	—	45.0	45.0
Accretion of discount on Series 1 preferred units	14.9	9.2	—	8.0	7.3
Income from continuing operations attributable to general and limited partner interests	$371.8	$4.7	$493.1	$43.0	$137.2
Net income (loss) allocable to common units and i-units.	$218.4	$(122.7)	$369.2	$(63.5)	$63.9

	December 31,			June 30,
	2014	2013	2012	2015	2014
	(dollars in millions)			(dollars in millions)
Financial Position Data (at period end):
Property, plant and equipment, net	$15,692.7	$13,176.8	$10,937.6	$16,541.3	$14,207.1
Total assets	17,746.9	14,901.5	12,796.8	18,013.2	16,063.4
Note payable to Enbridge Energy Company, including current portion	306.0	318.0	330.0	—	312.0
Long-term debt, including current portion	6,675.2	4,977.4	5,701.7	7,020.6	5,882.7
Partners’ capital:
Series 1 preferred units	$1,175.6	$1,160.7	$—	1,183.6	1,168.0
Class D units(2)(3)	2,516.8	—	—	2,517.6	—
Class E units(4)(5)	—	—	—	778.3	—
Class A common units(3)(5)	235.5	2,979.0	3,590.2	—	2,755.5
Class B common units(3)(5)	—	65.3	83.9	—	58.5
i-units(3)(5)	712.6	1,291.9	801.8	517.3	1,305.1
Incentive Distribution units(2)(3)	493.0	—	—	495.0	—
General partner(3)(5)	198.3	301.5	299.0	185.7	298.9
Accumulated other comprehensive income	(211.4)	(76.6)	(320.5)	(259.0)	(212.4)
Noncontrolling interest	3,609.0	1,975.6	793.5	3,595.4	2,624.4
Total partners’ capital	$8,729.4	$7,697.4	$5,247.9	9,013.9	7,998.0

	Year Ended December 31,			Six Months Ended June 30,
	2014	2013	2012	2015	2014
	(dollars in millions)			(dollars in millions)
Other Financial Data:
EBITDA(6)(7)	$1,611.0	$887.5	$1,248.0	$540.1	$646.5
Cash flow provided by operating activities(8)	816.8	1,212.4	851.0	646.9	359.6
Cash flow used in investing activities	2,976.6	2,642.9	1,906.6	996.3	1,287.0
Cash flow provided by financing activities	2,192.9	1,367.4	860.6	261.3	1,112.5
Additions to property, plant and equipment and asset acquisitions included in investing activities	2,933.8	2,410.8	1,739.9	1,079.9	1,309.0

(1)	Includes $85.9 million, $302 million, $55 million and $35 million in estimated costs and expenses for the years ended December 31, 2014, 2013 and 2012, and for the six months ended June 30, 2014, respectively, associated with incidents affecting Line 6B of our Lakehead system. There were no additional estimated costs and expenses for the six months ended June 30, 2015. Also included for the years ended December 31, 2013 and 2012 is $42 million and $170 million, respectively, of insurance recoveries related to such incidents.
(2)	On July 1, 2014 we issued a total of 66.1 million Class D units and 1,000 units of a new class of limited partner interests designated as Incentive Distribution units, or IDUs, which are owned by a subsidiary of our general partner. The Class D units carry a distribution equal to the quarterly distribution on the Class A common units. The Class D units are convertible on a one-for-one basis into Class A common units at any time after July 1, 2019, at the holder’s option.
(3)	We recorded the Class D units and IDUs at their fair values of $2,480 million and $491.7 million, respectively, with the offset being recorded as a reduction to the carrying amounts of the capital accounts of the Class A common units and Class B common units, the i-units and our general partner on a pro rata basis. We determined the fair values of the Class D units using a market approach based upon the closing price of the Class A common units as of July 1, 2014 adjusted for differences in specific rights granted to the Class D units and other economic factors that would affect the fair value of the Class D units. We determined the fair value of the IDUs using an income approach on the basis of discounted cash flows from expected quarterly distributions.
(4)	On January 2, 2015, we completed a transaction pursuant to which we acquired the remaining 66.7% interest in the U.S. segment of the Alberta Clipper Pipeline from our general partner. The consideration consisted of approximately 18,114,975 units of a new class of limited partner interests designated as Class E units issued to our general partner.
(5)	We recorded the Class E units at their fair value of $767.7 million. We determined the fair value of the Class E units using a market approach based upon the closing price of the Class A common units as of January 2, 2015, adjusted for differences in specific rights such as the liquidation preference granted to the Class E units and other economic factors that would affect the fair value of the Class E units. The difference of $364.0 million between the fair value of the Class E units and the carrying value of the noncontrolling interest in Alberta Clipper was recorded as a reduction to the carrying amounts of the capital accounts of the Class A common units and Class B common units, the i-units, and our general partner on a pro-rata basis.
(6)	We define EBITDA as net income before (a) depreciation and amortization, (b) interest expense, net of capitalized interest, and (c) income taxes. EBITDA is used as a supplemental financial measure in the evaluation of our business, as described more fully below, and should not be considered as an alternative to net income as an indicator of our operating performance, cash flows from operating activities or other cash flow data calculated in accordance with accounting principles generally accepted in the United States or as a measure of liquidity. EBITDA is not defined under generally accepted accounting principles in the United States, and it may not be the same as similarly-titled measures used by others.

EBITDA is used as a supplemental financial measure to assess: (a) the ability of assets to generate cash sufficient to pay interest costs and make cash distributions to common unitholders, (b) the financial performance of assets and (c) the appropriateness of the purchase price of assets being considered for acquisition. As such, this supplemental financial measure provides a basis for investors and management to assess and measure performance over time and in relation to companies who own similar assets. Moreover, our credit facilities require us to use EBITDA in calculating certain financial ratios. Although EBITDA is used as a supplemental financial measure to assess our ability to generate cash sufficient to pay interest costs and make cash distributions to common unitholders, the amount of cash available for such payments is also subject to our ability to reserve cash for other uses, such as debt repayments, capital expenditures and operating activities. The table set forth below shows (i) our calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to our net income and cash flow from operating activities.

	Year Ended December 31,			Six Months Ended June 30,
	2014	2013	2012	2015	2014
	(dollars in millions)			(dollars in millions)
Net income (loss)	$740.0	$160.4	$550.1	$157.3	$268.2
Add:
Depreciation and amortization(a)	458.2	388.0	344.8	257.9	217.2
Interest expense	403.2	320.4	345.0	126.3	157.1
Income tax expense (benefit)	9.6	18.7	8.1	(1.4)	4.0
EBITDA	1,611.0	887.5	1,248.0	540.1	646.5
Add (deduct):
Interest expense	(403.2)	(320.4)	(345.0)	(126.3)	(157.1)
Income tax (expense) benefit	(9.6)	(18.7)	(8.1)	1.4	(4.0)

	Year Ended December 31,			Six Months Ended June 30,
	2014	2013	2012	2015	2014
	(dollars in millions)			(dollars in millions)
Other adjustments to reconcile net income to cash provided from operating activities(a)	3.5	309.4	103.9	264.6	36.3
Changes in operating assets and liabilities, net of acquisitions(b)	(384.9)	354.6	(147.8)	(32.9)	(162.1)
Cash flow from operating activities	$816.8	$1,212.4	$851.0	$646.9	$359.6

(a)	As disclosed in our Consolidated Statements of Cash Flows appearing in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which are incorporated herein by reference.
(b)	Summation of “Changes in operating assets and liabilities, net of acquisitions” as disclosed in our Consolidated Statements of Cash Flows appearing in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which are incorporated herein by reference.
(7)	Our EBITDA was affected by additional estimated costs and expenses recognized, for the fiscal years ended December 31, 2014, 2013 and 2012 of $85.9 million, $302 million and $55 million, respectively, for emergency response, environmental remediation and cleanup activities associated with the Line 6B crude oil release before insurance recoveries and excluding fines and penalties. Our EBITDA for the six months ended June 30, 2014 was affected by additional estimated costs and expenses recognized of $35.0 million. For the six months ended June 30, 2015, there were no material additional costs and expenses recognized.
(8)	Our cash flow provided by operating activities for the fiscal years ended December 31, 2014, 2013 and 2012 were affected by $141.4 million, $156.3 million and $134.0 million, respectively, of payments made in connection with the crude oil release on Line 6B of our Lakehead system. For the six months ended June 30, 2015 and 2014, our cash flow provided by operating activities were affected by $20.1 million and $65.0 million, respectively, of payments made in connection with the Line 6B crude oil release.

Summary Historical Operating Data

	Year Ended December 31,			Six Months Ended June 30,
	2014	2013	2012	2015	2014
Liquids:
Lakehead system:
Deliveries (Average barrels per day in thousands)(1)
United States	1,669	1,427	1,405	1,851	1,596
Ontario	444	389	385	418	449
Total Lakehead system deliveries	2,113	1,816	1,790	2,269	2,045
Barrel miles (billions)(2)	582	487	480	307	279
Average haul (miles)	755	735	732	748	753
Mid-Continent system:
Deliveries (Average barrels per day in thousands)(1)	200	201	223	210	194
North Dakota system:
Deliveries (Average barrels per day in thousands)(1)
Trunkline	315	168	203	351	277
Gathering	3	3	3	2	3
Total North Dakota system deliveries	318	171	206	353	280
Total Liquids segment delivery volumes	2,631	2,188	2,219	2,832	2,519
Natural Gas:
Average daily volume(3)
East Texas	1,030,000	1,153,000	1,266,000	988,000	1,000,000
Anadarko	827,000	949,000	1,017,000	811,000	822,000
North Texas	293,000	317,000	330,000	281,000	286,000
Total Natural Gas segment delivery volumes	2,150,000	2,419,000	2,613,000	2,080,000	2,108,000
Total NGL production volumes	83,675	88,236	97,428	81,051	82,196

(1)	“Deliveries” means the amount of liquid hydrocarbons delivered by a pipeline to points along the system and is quantified using a barrel as a unit of measure. “Barrels per day” delivery data is a measurement of average deliveries for the indicated period and is computed by dividing the number of barrels delivered for the period by the number of days in the period. North Dakota deliveries include trunkline and gathering deliveries.
(2)	“Barrel miles” is a measurement of how fully a pipeline is used over its length and is calculated by multiplying the amount of each individual delivery (measured in barrels) by the distance it is shipped (measured in miles) and then adding the results so obtained for all deliveries.
(3)	In millions of British thermal units per day, or “MMBtu/d.”

RISK FACTORS

Before you make a decision to invest in our notes, you should be aware that such an investment involves various risks and uncertainties, including those described in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. If any of those risks actually occurs, our business, financial condition, results of operations or cash flows could be materially adversely affected. We also urge you to consider carefully the information on page 4 of the accompanying prospectus under the captions “Risk Factors” and “Information Regarding Forward-Looking Statements” and in our filings with the SEC under the Exchange Act, particularly under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to the Notes

The notes of each series will be our senior unsecured obligations. As such, the notes of each series will be effectively junior to any secured debt we may have (to the extent of the value of the collateral securing that debt), to the existing and future debt and other liabilities of our subsidiaries that do not guarantee the notes and to the existing and future secured debt of any subsidiaries that guarantee the notes (to the extent of the value of the collateral securing that debt).

The notes of each series will be our senior unsecured debt and will rank equally in right of payment with all of our other existing and future unsubordinated debt. The notes of each series will be effectively junior to all of our existing and future secured debt (to the extent of the value of the collateral securing that debt), to the existing and future debt of our subsidiaries that do not guarantee the notes and to the existing and future secured debt of any subsidiaries that guarantee the notes (to the extent of the value of the collateral securing that debt). All of our operating assets are owned by our subsidiaries and none of our subsidiaries are initially guaranteeing the notes. As of June 30, 2015, our subsidiaries had $1.0 billion in indebtedness to unaffiliated third parties. If we are involved in any dissolution, liquidation or reorganization, our secured debt holders would be paid before you receive any amounts due under the notes of any series to the extent of the value of the collateral securing their debt. In that event, you may not be able to recover any principal or interest you are due under the notes of any series.

The notes do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the notes.

Neither we nor our subsidiaries are restricted under the terms of the notes from incurring additional indebtedness. In addition, the limited covenants applicable to the notes do not require us or our subsidiaries to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability and the ability of our subsidiaries to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, neither we nor our subsidiaries are restricted by the terms of the notes from repurchasing common stock or any subordinated indebtedness that we may incur in the future.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We do not have significant assets other than equity in our subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, credit instruments, applicable state business organization laws and other laws and regulations. If our subsidiaries are prevented from distributing funds to us, we may be unable to pay all the principal and interest on the notes when due.

You should not assume that an active trading market will develop for the notes.

Prior to this offering, there was no public market for the notes. We do not intend to apply for listing of any series of notes on any national securities exchange or for quotation of any series of notes on any automated dealer quotation system. We cannot assure you that the prices at which any series of notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the notes will develop or an active trading market for the notes will continue after this offering. We have been advised by the underwriters that they presently intend to make a market in each series of notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Accordingly, we cannot assure you as to the liquidity of the trading market for any series of notes or that an active public market for the notes will develop or will continue for any series of notes. In addition, the liquidity of the trading market in any series of notes, and the market prices quoted for any series of notes, may be adversely affected by changes in the overall market for investment-grade debt securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for any series of notes or be maintained for any series of notes. If an active market does not develop or is not maintained, you may not be able to transfer the notes within the time or at the price you desire.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the notes of any series or to repay them at maturity.

Unlike a corporation, our partnership agreement requires us to distribute, on a quarterly basis, 100% of our available cash to our unitholders of record and our general partner. Available cash is generally all of our cash receipts adjusted for cash distributions and net changes to reserves. The board of directors of Enbridge Management, as delegate of our general partner, will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves in amounts the board of directors of Enbridge Management determines in its reasonable discretion to be necessary or appropriate:

•	to provide for the proper conduct of our business (including reserves for possible rate refunds or future capital expenditures);
•	to provide funds for distributions to our unitholders and our general partner for any one or more of the next four calendar quarters; or
•	to comply with applicable law or any of our loan or other agreements.

Although our payment obligations to our unitholders are subordinate to our payment obligations to you, the value of our units will likely decrease if we decrease the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue equity to recapitalize, to service the notes of any series or to repay them at maturity. With respect to the four quarters ended June 30, 2015, we distributed $774.7 million to our unitholders (excluding payments of in-kind distributions to the owners of our i-units and amounts retained by our general partner).

If we were to become subject to entity-level taxation for U.S. federal income tax purposes or in states where we are not currently subject to entity-level taxation, our cash available for payment on the notes of each series could be materially reduced.

Under current law, we are treated as a partnership for U.S. federal income tax purposes, and as a result, we do not pay any U.S. federal income tax at the entity level. In order to qualify for this treatment, we must derive at least 90% of our annual gross income from specified activities and investments. While we believe that we currently do qualify and intend to meet this income requirement, we may not find it possible, regardless of our efforts, to meet this income requirement or may inadvertently fail to meet this income requirement. Additionally, current law may change so as to cause us to be treated as a corporation for U.S. federal income tax purposes without regard to our sources of income or otherwise subject us to entity-level taxation.

If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income taxes at varying rates in some states where we are not currently subject to state income tax. If we were required to pay tax on our taxable income, our anticipated cash flow could be materially reduced, which could materially and adversely affect our ability to make payments on the notes and on our other debt obligations.

In addition, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, we are subject to an entity-level tax in Texas. Texas imposes a franchise tax on our modified gross income apportioned to Texas at a maximum effective rate of 0.7%. The imposition of such taxes on us by Texas and Michigan, or by any other state, will reduce the cash available for payment on the notes of each series and on our other debt obligations.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $     (after payment of underwriting discounts and commissions and our estimated offering expenses). We intend to use the net proceeds from this offering to repay a portion of our outstanding commercial paper, to repay any credit facility borrowings that are outstanding, to fund a portion of our capital expansion projects and the costs for unwinding certain interest hedging arrangements, for general partnership purposes or any combination of such purposes. Some or all of the net proceeds of this offering may be invested temporarily in short-term investment grade securities pending their use for such purposes.

Affiliates of certain underwriters are lenders under our credit facilities, and certain of those affiliates may hold our commercial paper, and as such may receive a portion of the proceeds from this offering if we use them to repay amounts outstanding under our credit facilities or to repay commercial paper. See “Underwriting — Certain Relationships.”

As of June 30, 2015, we had $1.3 billion in aggregate principal amount of commercial paper outstanding with an unamortized discount of $0.6 million, having a weighted average interest rate of 0.763% per annum, excluding the effect of our interest rate hedging activities. Such outstanding commercial paper was issued to fund our operating activities and for other partnership purposes. As of June 30, 2015, we had $810 million outstanding under our credit facilities, having a weighted average interest rate of 1.22% to 3.25% per annum, and outstanding letters of credit were $317.2 million. Our credit facilities have maturity dates between 2016 and 2019. References to our credit facilities in this section do not include the MEP credit facility.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Year ended December 31,					Six months ended June 30, 2015
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	2.55x	1.35x	2.34x	2.94x	0.55x	1.96x

For purposes of computing the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and
•	“earnings” represent the aggregate of income from continuing operations, fixed charges and distributions from equity investment, less capitalized interest.

For the year ended December 31, 2010, we would have needed to generate additional earnings of $132.8 million to achieve a ratio of earnings to fixed charges of 1:1. The earnings for the year ended December 31, 2010 include $595 million in estimated costs and expenses recognized in connection with the incidents affecting Lines 6A and 6B of our Lakehead system.

CAPITALIZATION

The following table shows our unaudited cash and cash equivalents and capitalization at June 30, 2015, on a historical basis and as adjusted to give effect to this offering, after deducting underwriting discounts and estimated offering expenses payable by us, and the intended application of the estimated net offering proceeds as described under “Use of Proceeds.” The table does not reflect transactions or other changes subsequent to June 30, 2015. You should read this table in conjunction with our financial statements and the notes to the financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2015
	Actual	As Adjusted
	(dollars in millions) (unaudited)
Cash and cash equivalents	$109.8	$
Long-term debt:
Commercial Paper	1,257.6
Credit Facilities	810.0
Senior Notes – Enbridge Energy Partners	3,550.0		3,550.0
% notes due 2020 offered hereby	—
% notes due 2025 offered hereby	—
% notes due 2045 offered hereby	—
Senior Notes – Enbridge Energy, Limited Partnership(1)	200.0		200.0
8.050% junior subordinated notes due 2067	400.0		400.0
MEP Credit Facility	410.0		410.0
MEP Senior Notes	400.0		400.0
Unamortized discount	(7.0)		(7.0)
Total long-term debt	7,020.6
Total partners’ capital	9,013.9		9,013.9
Total capitalization	16,034.5

(1)	Consists of debt of Enbridge Energy, Limited Partnership, one of our operating subsidiaries.

DESCRIPTION OF NOTES

The notes due 2020, the notes due 2025 and the notes due 2045 constitute three series of debt securities under an indenture dated as of May 27, 2003, between us and U.S. Bank National Association, successor to SunTrust Bank, as trustee. Reference to the “notes” in this “Description of Notes” are to each series of notes unless otherwise indicated or the context otherwise requires. We will issue the notes due 2020, the notes due 2025 and the notes due 2045 pursuant to respective supplements to such indenture dated as of the closing date for this offering, setting forth the specific terms applicable to such series of notes. References to the “indenture” in this section mean, as to each series of the notes, such indenture as so supplemented. You can find the definitions of various terms used in this section under “Description of Our Debt Securities — Certain Definitions” beginning on page 18 of the accompanying prospectus.

This description is an overview of the material provisions of the notes and the indenture. This summary is not complete and is qualified in its entirety by reference to the indenture. You should carefully read the summary below, the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus under “Description of Our Debt Securities” and the provisions of the indenture that may be important to you before investing in the notes. This summary supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus. Capitalized terms defined in the accompanying prospectus or in the indenture or the applicable supplement thereto have the same meanings when used in this prospectus supplement unless updated herein. In this description, all references to “we,” “us” or “our” are to Enbridge Energy Partners, L.P. only, and not its Subsidiaries, unless otherwise indicated.

The indenture does not limit the amount of debt securities that we may issue. Debt securities may be issued under the indenture from time to time in separate series, each up to the aggregate amount from time to time authorized for such series.

General

Each series of notes will be our general unsecured, senior obligations and will constitute a new series of debt securities issued under the indenture. The notes due 2020 initially will be limited to an aggregate principal amount of $       million, the notes due 2025 initially will be limited to an aggregate principal amount of $     million, and the notes due 2045 initially will be limited to an aggregate principal amount of $     million.

The notes initially will be issued only in book-entry form and represented by one or more global notes deposited with, or on behalf of, The Depository Trust Company, or DTC, as Depositary, and registered in the name of Cede & Co., its nominee. This means that you will not be entitled to receive a certificate for the notes that you purchase except under the limited circumstances described below under the caption “— Book-Entry, Delivery and Form.” If any of the notes is issued in certificated form, it will be issued only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Unless redeemed sooner as described under “— Optional Redemption,” the notes due 2020 will mature on            , 2020, the notes due 2025 will mature on            , 2025 and the notes due 2045 will mature on            , 2045. Interest on the notes due 2020 will accrue at the rate of       % per annum, interest on the notes due 2025 will accrue at the rate of     % per annum and interest on the notes due 2045 will accrue at the rate of     % per annum. Interest on the notes will accrue from            , 2015 or the most recent interest payment date, and will be payable in cash semi-annually in arrears on      and      of each year, beginning            , 2016. We will make each interest payment on the notes to holders of record on      or     , as the case may be, immediately preceding the related interest payment date.

Interest payments on each series of notes will be computed on a basis of a 360-day year consisting of twelve 30-day months and will be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

Payment and Transfer.

Initially, the notes will be issued only in global form. Beneficial interests in notes in global form will be shown on, and transfers of interests in notes in global form will be made only through, records maintained by DTC and its participants. Notes of any series in definitive form, if any, may be presented for registration of transfer or exchange at the office or agency maintained by us for such purpose. Initially, this will be the corporate trust office or agency of the trustee located at 100 Wall Street, 16th Floor, New York, New York 10005.

Payment of principal, premium, if any, and interest on notes of any series in global form registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee, as the registered holder of such global notes. If any of the notes are no longer represented by a global note, payments of interest on such notes in definitive form may, at our option, be made at the corporate trust office or agency of the trustee indicated above or by check mailed directly to holders at their respective registered addresses or by wire transfer to an account designated by a holder of at least $1,000,000 of such notes. All funds that we provide to the trustee or a paying agent for the payment of principal of and any premium or interest on any note that remain unclaimed at the end of two years will (subject to applicable abandoned property laws), at our request, be repaid to us, and the holder of such note must thereafter look only to us for payment as a general creditor.

No service charge will be imposed for any registration of transfer or exchange of notes of any series, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable upon transfer or exchange of such notes. We are not required to register the transfer of or to exchange any note (1) selected or called for redemption or (2) during a period of 15 days before mailing notice of any redemption of any note.

The registered holder of a note of any series will be treated as its owner for all purposes, and all references in this description to “holders” mean holders of record, unless otherwise indicated.

Replacement of Securities.

We will replace any mutilated, destroyed, lost or stolen notes at the expense of the holder upon surrender of the mutilated notes to the trustee or evidence of destruction, loss or theft of a note satisfactory to us and the trustee. In the case of a destroyed, lost or stolen note, we may require an indemnity satisfactory to the trustee and to us before a replacement note will be issued.

Additional Issuances

We may, at any time and from time to time, without notice to or the consent of the holders of the notes of each series, issue additional notes of that series under the indenture, which shall be issued in the same form as the original notes of that series and which shall have identical terms as the original notes of that series other than with respect to the issue date, issue price and date of first payment of interest. Original notes issued with respect to a series and any additional notes subsequently issued with respect thereto shall be treated as a single series of notes for purposes of giving of notices, consents, waivers, amendments and taking any other action permitted under the indenture and for purposes of interest accrual and redemptions.

Optional Redemption

Except as otherwise described below, the notes of each series will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus basis points with respect to the notes due 2020, plus basis points with respect to the notes due 2025 and plus basis points with respect to the notes due 2045;

plus accrued interest to the date of redemption. The actual redemption price will be calculated and certified to the trustee and us by the Independent Investment Banker (as defined below).

However, if the notes due 2020 are redeemed on or after the date that is one month prior to the maturity date of such notes, if the notes due 2025 are redeemed on or after the date that is three months prior to the maturity date of such notes or if the notes due 2045 are redeemed on or after the date that is six months prior to the maturity date of such notes, the notes of such series, as applicable, may be redeemed at a redemption price equal to 100% of the principal amount of the notes then outstanding to be redeemed plus accrued interest to the date of redemption.

Notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. The notice of redemption for the notes to be redeemed will state, among other things, the amount of such notes to be redeemed, if less than all of the outstanding notes of the series are to be redeemed, the redemption date, the redemption price (or the method of calculating it) and each place that payment will be made upon presentation and surrender of such notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption on the redemption date. If less than all the notes of a series are redeemed at any time, the trustee will select the notes of such series to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate, but beneficial interests in such notes in global form will be selected for redemption in accordance with DTC’s customary practices.

For purposes of determining the optional redemption price for a series, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, for any redemption date, (1) the average of two Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers, as specified by us, and any successor firm, or if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means each of Deutsche Bank Securities Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC and their respective successors; provided, however, that if any of the Reference Treasury Dealers ceases to be a primary U.S. government securities dealer in New York City, then such other primary U.S. government securities dealers as may be substituted by the trustee.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

Except as set forth above, the notes of any series will not be redeemable by us prior to maturity, will not be entitled to the benefit of any sinking fund and will not be subject to repurchase by us at the option of the holders.

Ranking

The notes of each series will be unsecured, unless we are required to secure them as described under “Description of Our Debt Securities — Provisions Applicable Solely to Senior Debt Securities — Limitations on Liens” beginning on page 16 of the accompanying prospectus. The notes will also be our unsubordinated obligations and will rank (1) senior in right of payment to all of our existing and future subordinated indebtedness including any of our fixed/floating rate junior subordinated notes and (2) equally in right of payment with all of our other existing and future unsubordinated indebtedness. The notes also will be effectively subordinated in right to payment to any secured indebtedness we may incur, to the extent of the value of the assets securing such indebtedness.

We currently conduct substantially all of our operations through our Subsidiaries, and our Subsidiaries generate substantially all of our operating income and cash flow. As a result, we depend on distributions or advances from our Subsidiaries for funds to meet our debt service obligations. Contractual provisions or laws, as well as our Subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our Subsidiaries cash that we require to pay our debt service obligations, including payments on the notes. The notes of each series will be structurally subordinated (1) to all obligations of our Subsidiaries, including trade payables, except for any Subsidiary guarantees as described below under “— Potential Guarantee of Notes by Subsidiaries” and (2) to all secured obligations of any of our Subsidiaries, to the extent of the value of the collateral securing such obligations. This means that you, as a holder of the notes of any series, will have a junior position to the claims of creditors of such Subsidiaries on their assets and earnings. The indenture does not limit the amount of debt we or our Subsidiaries may incur, and it permits us and our Subsidiaries to incur some secured indebtedness.

As of June 30, 2015, we had $7.0 billion of consolidated indebtedness. Upon original issuance, the notes of each series will be structurally subordinated to all existing and future indebtedness and other liabilities of our Subsidiaries, including trade payables. As of June 30, 2015, our Subsidiaries had $1.0 billion of indebtedness including no secured indebtedness to unaffiliated third parties that is included in our consolidated indebtedness. See “Capitalization.”

Potential Guarantee of Notes by Subsidiaries

Initially, the notes will not be guaranteed by any of our Subsidiaries. In the future, however, if our Subsidiaries become guarantors or co-obligors of our Funded Debt, then these Subsidiaries will jointly and severally, fully and unconditionally, guarantee our payment obligations under the notes of each series as described and to the extent provided under

“Description of Our Debt Securities — Potential Guarantee of Debt Securities by Subsidiaries” on page 8 of the accompanying prospectus.

Certain Covenants

For a description of certain covenants of the indenture that limit our ability and the ability of our Subsidiaries to take certain actions, please see “Description of Our Debt Securities — Covenants” beginning on page 10 of the accompanying prospectus.

The indenture includes certain covenants, including:

•	limitations on securing indebtedness by liens on principal properties;
•	limitations on engaging in sale-leaseback transactions;
•	limitations on mergers, amalgamations or consolidations with or into other persons or selling, conveying, transferring, leasing or otherwise disposing of all or substantially all of our assets to another person; and
•	requiring certain reporting obligations.

Please read “Description of Our Debt Securities — Covenants — Merger, Amalgamation, Consolidation and Sale of Assets,” “— Covenants — Reports,” “— Provisions Applicable Solely to Senior Debt Securities — Limitations on Liens” and “— Provisions Applicable Solely to Senior Debt Securities —  Restriction on Sale-Leasebacks” in the accompanying prospectus.

Events of Default

In addition to the Events of Default described in the accompanying prospectus beginning on page 11, the following is an Event of Default under the indenture with respect to each series of notes: default by us or any of our Subsidiaries in the payment at the stated maturity, after the expiration of any applicable grace period, of principal of, premium, if any, or interest on any Debt then outstanding having a principal amount in excess of the greater of $25 million and 2% of total partners’ capital in our partnership, or acceleration of any Debt having a principal amount in excess of the greater of such amounts so that it becomes due and payable prior to its stated maturity and such acceleration is not rescinded within 30 days after notice.

As of June 30, 2015, 2% of total partners’ capital in our partnership was approximately $180 million.

A default described in the preceding bullet point will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the applicable series of outstanding notes notify us and, if such series of notes are then guaranteed by a subsidiary guarantor, such subsidiary guarantor, of the default and such default is not cured within 60 days after receipt of the notice.

Book-Entry, Delivery and Form

Each series of notes initially will be issued in book-entry form and represented by one or more global notes. The global notes will be deposited with, or on behalf of, DTC, New York, New York, as Depositary, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing notes of the applicable series under the limited circumstances described below, a global note may not be transferred except as a whole by the Depositary to its nominee or by the nominee to the Depositary, or by the Depositary or its nominee to a successor Depositary or to a nominee of the successor Depositary.

In addition, transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme, Luxembourg (“Clearstream”)), which may change from time to time.

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. None of Enbridge Partners, the trustee or any of their respective agents will take or have any responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;
•	a “banking organization” within the meaning of the New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority Inc. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants”, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for those notes on DTC’s records. The ownership interest of the actual purchaser of a note, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of a note will not receive written confirmation from DTC of their purchase. However, the beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased any notes. Transfers of ownership interests in global notes of any series are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes of a series except under the limited circumstances described below.

To facilitate subsequent transfers, all global notes deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of any notes. DTC has no knowledge of the actual beneficial owners of any notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC or its nominee. If less than all of the notes of a series are being redeemed, DTC will determine the amount of the interest of each direct participant in the notes to be redeemed in accordance with DTC’s procedures.

In any case where a vote may be required with respect to the notes of a series, neither DTC nor Cede & Co. will give consents for or vote the applicable global notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the applicable notes are credited on the record date identified in a listing attached to the omnibus proxy.

Principal and interest payments on each series of notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of notes of a series will not be entitled to have such notes registered in their names and will not receive physical delivery of such notes. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the applicable notes and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in a note.

DTC is under no obligation to provide its services as Depositary for the notes and may discontinue providing its services at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

As noted above, beneficial owners of notes generally will not receive certificates representing their ownership interests in any note. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a Depositary for the global notes of a series or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor Depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be; or
•	we determine, in our sole discretion, not to have the notes of a series represented by one or more global notes.

we will prepare and deliver certificates for such notes in exchange for beneficial interests in the global notes. Any beneficial interest in a global note that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for notes of the applicable series in definitive certificated form registered in the names that the Depositary directs. It is expected that these directions will be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in the global notes.

Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Cross-market transfers between the participants in DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Enbridge Partners, the trustee and any of their respective agents will take or have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a general discussion of the material U.S. federal income tax consequences that may be relevant to the purchase, ownership and disposition of the notes. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued thereunder and judicial decisions and administrative interpretations now in effect, all of which are subject to change, possibly on a retroactive basis, or are subject to different interpretations. There can be no assurance that the Internal Revenue Service (the “IRS”) will take a similar view of such consequences, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership or disposition of the notes. This discussion is limited to initial beneficial owners who purchase notes for cash at their issue price (the first price at which a substantial amount of the notes is sold to investors, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s special circumstances, or to certain categories of holders that may be subject to special rules, such as:

•	dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	banks, insurance companies or other financial institutions;
•	former U.S. citizens or long-term residents of the United States;
•	tax-exempt organizations;
•	regulated investment companies;
•	real estate investment trusts;
•	holders subject to the alternative minimum tax;
•	persons holding notes as part of a straddle transaction, hedging transaction, conversion transaction or other synthetic security or integrated transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	persons deemed to sell the notes under constructive sale provisions of the Code;
•	corporations treated as personal holding companies, controlled foreign corporations, passive foreign investment companies or Non-U.S. Holders (as defined below) that are owned or controlled by U.S. Holders;
•	grantor trusts; and
•	partnerships and other pass-through entities and holders of interests therein.

In addition, the discussion does not consider the effect of U.S. federal estate tax laws or gift tax laws or of any applicable foreign, state, local or other tax laws or income tax treaties.

If an entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partners in partnerships acquiring notes are encouraged to consult their tax advisors about the U.S. federal income tax consequences of acquiring, owning and disposing of the notes.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS OR INCOME TAX TREATIES.

Possible Contingent Payments

We have the right to redeem the notes prior to their stated maturity. See “Description of Notes — Optional Redemption.” Under applicable Treasury Regulations, an unconditional option to redeem a debt instrument will be assumed to be exercised if such exercise will lower the yield-to-maturity of the debt instrument. We do not intend, on the issuance date, to treat any of our redemption rights as affecting the computation of the yield-to-maturity of the notes. The IRS may take a different position regarding the payment or potential payment of amounts in excess of stated interest or principal, in which case the timing, amount and character of income with respect to the notes may be different, and a U.S. Holder could be required to treat as ordinary interest income some or all of the gain recognized on the disposition of a note. Prospective holders are urged to consult their own tax advisors regarding the potential effect, if any, of these matters on their particular situation.

U.S. Federal Income Tax Considerations Relating to U.S. Holders

As used herein, a “U.S. Holder” means a beneficial owner of a note that is:

•	an individual who is a citizen or resident alien of the United States;
•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof;
•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Interest on the Notes

Stated interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Disposition of Notes

Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, a U.S. Holder will generally recognize capital gain or loss equal to the difference, if any, between proceeds received on the disposition (excluding any proceeds attributable to accrued but unpaid interest which is taxable as ordinary interest income to the extent not previously included in income) and such holder’s adjusted tax basis in the note. The amount realized by a U.S. Holder will include the amount of any cash and the fair market value of any other property received for the note. A U.S. Holder’s adjusted tax basis in a note will generally equal the purchase price paid by such holder for the note.

In general, any gain or loss realized on the sale, exchange, retirement, redemption or other taxable disposition of a note by a U.S. Holder will be long-term capital gain or loss if, at the time of disposition, the U.S. Holder has held the note for more than one year. The long-term capital gains of individuals, estates and trusts currently are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

Information reporting will generally apply to payments of interest on, and the proceeds of the sale, exchange, retirement, redemption or other disposition of, notes held by a U.S. Holder, and backup withholding tax, currently at a rate of 28%, may apply unless the U.S. Holder provides the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. Holder’s U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed the U.S. Holder’s actual U.S. federal income tax liability and the U.S. Holder timely provides the required information or appropriate claim form to the IRS.

Additional Tax on Net Investment Income

An additional 3.8% tax is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” would generally include gross income from interest and net gain from the sale, exchange, retirement, redemption or other taxable disposition of a note, less certain deductions. Prospective investors should consult their own tax advisors with respect to the imposition of this additional tax.

U.S. Federal Income Tax Considerations Relating to Non-U.S. Holders

As used herein, a “Non-U.S. Holder” means a beneficial owner of a note that is an individual, corporation, estate or trust that is not a U.S. Holder.

Interest on the Notes

Subject to the discussion of backup withholding (see “U.S. Federal Income Tax Considerations Relating to Non-U.S. Holders — Information Reporting and Backup Withholding”) and FATCA withholding (see “U.S. Federal Income Tax Considerations Relating to Non-U.S. Holders — Withholding on Payments to Certain Foreign Entities”), below, the payment to a Non-U.S. Holder of interest on a note generally will not be subject to U.S. federal income tax and will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption provided that interest on the note is not effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder and the Non-U.S. Holder:

•	does not actually or constructively own 10% or more of our capital or profits interests;
•	is not a controlled foreign corporation for U.S. federal income tax purposes that is actually or constructively related to us;
•	is not a bank whose receipt of interest on the note is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and
•	properly certifies as to his foreign status as described below.

The portfolio interest exemption generally applies only if a Non-U.S. Holder appropriately certifies as to its foreign status. A Non-U.S. Holder can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) to the applicable withholding agent.

If a Non-U.S. Holder holds a note through a securities clearing organization, bank or other financial institution or other agent acting on its behalf, that Non-U.S. Holder may be required to provide appropriate certifications to the agent. That agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

The certification requirement is not met if either we or the withholding agent have actual knowledge or reason to know that the beneficial owner is a U.S. Holder or that the conditions of any exemption are not, in fact, satisfied. Non-U.S. Holders should consult their own tax advisors regarding the certification requirements for Non-U.S. Holders and the effect, if any, of the certification requirements on their particular situation.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to the Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming an exemption from or reduction of the rate of withholding under the benefit of an income tax treaty, or that the interest paid on the note is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and the Non-U.S. Holder satisfies the certification requirements described below. See “— Income or Gain Effectively Connected with a U.S. Trade or Business.”

Disposition of Notes

Subject to the discussion of backup withholding and FATCA withholding, below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange, retirement, redemption or other taxable disposition of a note unless:

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained in the United States by the Non-U.S. Holder); or
•	in the case of a Non-U.S. Holder who is a nonresident alien individual, such individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

A Non-U.S. Holder whose gain is described in the first bullet point above generally will be subject to U.S. federal income tax in the manner described below under “U.S. Federal Income Tax Considerations Relating to Non-U.S. Holders — Income or Gain Effectively Connected with a U.S. Trade or Business.” A Non-U.S. Holder described in the second bullet point above generally will be subject to a flat 30% rate (or lower rate under an applicable income tax treaty) of U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses.

Income or Gain Effectively Connected with a U.S. Trade or Business

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States and interest or gain on a note is effectively connected with the conduct of such trade or business (and, if required by an applicable income tax treaty, such interest or gain is attributable to a permanent establishment such Non-U.S. Holder maintains in the United States), then the interest income or gain from the note will generally be subject to U.S. federal income tax at regular graduated rates in the same manner as if that Non-U.S. Holder were a U.S. Holder. Effectively connected interest income will not be subject to U.S. federal withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form). In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (unless an applicable income tax treaty provides for a lower rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. For this purpose, interest received on a note and gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business.

Information Reporting and Backup Withholding

Payments to a Non-U.S. Holder of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the Non-U.S. Holder. Copies of these information returns reporting such interest payments and withholding may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is established under the provisions of a specific treaty or agreement.

Backup withholding generally will not apply to payments of interest and principal on a note to a Non-U.S. Holder if the certification described in “U.S. Federal Income Tax Considerations Relating to Non-U.S. Holders — Interest on the Notes” is duly provided by the holder or the holder otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that the holder is a United States person.

Payment of the proceeds from a disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless the Non-U.S. Holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or the Non-U.S. Holder otherwise establishes an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a broker. Unless such a broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, however, information reporting will apply to a payment of the proceeds of the sale of a note effected outside the United States by such a broker if the broker is:

•	a United States person;
•	a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;
•	a controlled foreign corporation for U.S. federal income tax purposes; or
•	a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Backup withholding is not an additional tax. Any amount withheld from payments to a Non-U.S. Holder under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax liability, if any, and a refund of any excess may be obtained from the IRS if the required information or appropriate claim form is timely provided to the IRS.

Withholding on Payments to Certain Foreign Entities

Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (referred to as “FATCA”) impose a 30% U.S. federal withholding tax on payments of interest on the notes and on the gross proceeds from the sale or other disposition of the notes (if such sale or other disposition occurs after December 31, 2018), if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners (generally by providing an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of notes might be eligible for refunds or credits of such taxes.

Prospective investors are encouraged to consult with their own tax advisors regarding the implications of FATCA on an investment in the notes.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Deutsche Bank Securities Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC are acting as joint book-running managers and as representatives of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes listed opposite its name below.

Underwriters	Principal Amount of Notes due 2020	Principal Amount of Notes due 2025	Principal Amount of Notes due 2045
Deutsche Bank Securities Inc.	$	$	$
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
Total	$	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes in the offering are subject to approval of legal matters by counsel and the satisfaction of certain other conditions.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Discounts and Commissions

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and may offer the notes to dealers at that price less a concession not in excess of     % of the principal amount of the notes due 2020,     % of the principal amount of the notes due 2025 and     % of the principal amount of the notes due 2045. The underwriters may allow, and the dealers may reallow, a discount not in excess of     % of the principal amount of the notes due 2020,     % of the principal amount of the notes due 2025, and     % of the principal amount of the notes due 2045, to other dealers. After the initial public offering, the public offering price, concession, discount and other selling terms may be changed.

Our expenses for the offering, excluding the underwriting discounts and commissions, are estimated to be $    , and are payable by us.

New Issue of Notes

The notes due 2020, the notes due 2025 and the notes due 2045 are new series of securities with no established trading market. We do not intend to apply for listing of any series of notes on any national securities exchange or for quotation of any series of notes on any automated dealer quotation system. We cannot assure you that the prices at which any series of notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the notes will develop or an active trading market for the notes will continue after this offering. We have been advised by the underwriters that they presently intend to make a market in each series of notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Accordingly, we cannot assure you as to the liquidity of the trading market for any series of notes or that an active public market for the notes will develop or will continue for any series of notes. If an active public trading market for any series of notes does not develop, the market price and liquidity of the notes of such series may be adversely affected.

Price Stabilization, Short Positions

In connection with this offering, the underwriters may purchase and sell notes of any series in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of notes in excess of the principal amount of notes to be purchased by the underwriters in this offering, which creates a short position for the underwriters. Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decrease in the market prices of the notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decrease in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of any series of notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Certain Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financing advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Some of the underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, for which they have received, or may in the future receive, customary fees and commissions. Affiliates of the underwriters are lenders under one or more of our credit facilities and accordingly may receive a portion of the proceeds from this offering if we use them to repay any amounts outstanding under our credit facilities. Certain of these underwriters and their respective affiliates routinely hedge, and certain other of the underwriters and their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, which may include the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. In addition, Citigroup Global Markets Inc. is a dealer under our commercial paper program and may hold commercial paper notes thereunder. Affiliates of certain of the other underwriters may also hold our commercial paper. Accordingly, certain of the underwriters may receive a portion of the net proceeds from this offering. Under FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus have not been approved by an authorised person for the purposes of section 21 of the Financial Services and Markets Act 2000, as amended, or FSMA, and are, accordingly, only being distributed in the United Kingdom to, and are only directed at (1) persons having professional experience in matters relating to investment, being “investment professionals” falling within the description of persons in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”); or (2) high net worth companies and other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order; or (3) any other person to whom they may otherwise lawfully be communicated or made available in accordance with the Financial Promotion Order (all such persons together being referred to as “relevant persons”).

The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us or any of our subsidiaries guaranteeing the notes.

This prospectus supplement and the accompanying prospectus do not constitute a prospectus for the purpose of the Prospectus Rules of the Financial Conduct Authority and have not been approved by or filed with the Financial Conduct Authority. This prospectus supplement and the accompanying prospectus do not constitute, and we are not making, an offer to the public within the meaning of section 85 of FSMA.

LEGAL MATTERS

Baker & Hostetler LLP will issue opinions for us about the validity of the notes offered hereby and various legal matters in connection with the offering. Baker Botts L.L.P., Houston, Texas, will pass upon certain legal matters for the underwriters in connection with this offering. Baker Botts L.L.P. provides legal services to us from time to time on matters unrelated to this offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENBRIDGE ENERGY PARTNERS, L.P.

Debt Securities

Class A Common Units

We may, from time to time, offer and sell our debt securities and Class A common units representing limited partner interests in us. This prospectus describes the general terms of these securities. Each time we sell securities we will provide a prospectus supplement that contains the specific terms of the securities and the specific manner in which we will offer them. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

You should carefully read this prospectus and any applicable prospectus supplement and the documents incorporated by reference in each of them before you purchase any of our securities. You also should read the documents we have referred you to in the “Available Information” section of this prospectus for information on us and for our financial statements. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Our Class A common units are listed on the New York Stock Exchange under the symbol “EEP.”

We will provide information in the prospectus supplement for the expected trading market, if any, for our debt securities that we offer and sell under such prospectus supplement.

Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the information under “Risk Factors” on page 4 and the risk factors identified in the documents incorporated by reference in this prospectus and in the applicable prospectus supplement before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 25, 2015.

You should rely only on the information contained in this prospectus, any applicable prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to provide you different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the cover page of such documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of such document, regardless of the time of delivery of this prospectus or any sale of a security.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, we may sell the securities described in this prospectus in one or more public offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before investing in our securities, you should carefully read both the prospectus and any prospectus supplement together with the additional information described under the heading “Available Information.”

As used in this prospectus, “we,” “us,” “our,” the “Partnership” and “Enbridge Partners” means Enbridge Energy Partners, L.P. and, where the context requires, includes our operating subsidiaries. In addition, we refer to Enbridge Energy Management, L.L.C., which manages and controls our business and affairs, as “Enbridge Management,” and we refer to Enbridge Energy Company, Inc., our general partner, as “Enbridge Energy Company” or our “general partner.” “Enbridge Inc.” refers to Enbridge Inc. of Canada, which is the indirect owner of our general partner.

AVAILABLE INFORMATION

We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for information on the public reference room. You may also find our filings on the SEC’s website at http://www.sec.gov and on our website at http://www.enbridgepartners.com. Information contained on our website is not part of this prospectus unless specifically so designated and filed with the SEC. In addition, our reports and other information about us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Enbridge Partners, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the applicable offering under this prospectus and any prospectus supplement is terminated, in each case other than information furnished to the SEC under Item 2.02 or 7.01 of a Current Report on Form 8-K, or the exhibits related thereto under Item 9.01 of a Current Report on Form 8-K, and which is not deemed filed under the Securities Exchange Act of 1934, as amended, and is not incorporated in this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 18, 2015;
•	Our Current Report on Form 8-K filed with the SEC on January 8, 2015; and
•	The description of the Class A common units contained in our Registration Statement on Form 8-A, filed with the SEC on November 18, 1991, as amended by Amendment No. 1 to Form 8-A on Form 8-A/A, filed with the SEC on December 11, 1991, Amendment No. 2 on Form 8-A/A, filed with the SEC on May 2, 1997, Amendment No. 3 on Form 8-A/A, filed with the SEC on August 8, 2001, Amendment No. 4 on Form 8-A/A, filed with the SEC on May 7, 2003, Amendment No. 5 on Form 8-A/A, filed with the SEC on July 2, 2014, and Amendment No. 6 on Form 8-A/A, filed with the SEC on January 20, 2015.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

Investor Relations
Enbridge Energy Partners, L.P.
1100 Louisiana, Suite 3300
Houston, Texas 77002
866-EEP-INFO or 866-337-4636 or
713-821-2000
eep@enbridge.com

ENBRIDGE PARTNERS

We are a publicly-traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation and storage assets and natural gas gathering, treating, processing, transmission and marketing assets in the United States. Our Class A common units are traded on the New York Stock Exchange, or NYSE, under the symbol “EEP.” We were formed in 1991 by our general partner to own and operate the Lakehead system, which is the U.S. portion of a crude oil and liquid petroleum pipeline system extending from western Canada through the upper and lower Great Lakes regions of the United States to eastern Canada. A subsidiary of Enbridge Inc. owns the Canadian portion of the system. Enbridge Inc., which is based in Calgary, Alberta, provides energy transportation, distribution and related services in North America.

Enbridge Management is a Delaware limited liability company that was formed in May 2002 to manage our business and affairs. Under a delegation of control agreement, our general partner delegated substantially all of its power and authority to manage and control our business and affairs to Enbridge Management. Our general partner, through its direct ownership of the voting shares of Enbridge Management, elects all of the directors of Enbridge Management. Enbridge Management is the sole owner of all our i-units, a special class of limited partner interests.

In 2013, we formed a subsidiary, Midcoast Energy Partners, L.P., or Midcoast Partners, to serve as our primary vehicle for owning and growing our natural gas and natural gas liquids, or NGL, midstream business in the United States. In November 2013, Midcoast Partners completed its initial public offering of its Class A common units representing limited partner interests. As of February 25, 2015, we owned 5.9% of the outstanding Midcoast Partners Class A common units, 100% of the outstanding Midcoast Partners Subordinated Units, and 100% of Midcoast Partners’ general partner. We also owned 48.4% of the limited partner interests in Midcoast Partners’ operating subsidiary, Midcoast Operating, L.P.

Our Class A common units represent limited partner interests in us. We also have limited partner interests that are represented by Class B common units, Series 1 preferred units, Class D units, Class E units, Incentive Distribution units and i-units. All of our Class B common units, Class D units, Class E units, Incentive Distribution units and Series 1 preferred units are owned directly or indirectly by our general partner. All of the i-units are owned by Enbridge Management. The Class A common units and Class B common units are collectively referred to in this prospectus as “common units.”

Our executive offices are located at 1100 Louisiana, Suite 3300, Houston, Texas 77002, and our telephone number is (713) 821-2000.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider all of the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement and other information that may be incorporated by reference in this prospectus or any prospectus supplement as provided under “Incorporation of Certain Information by Reference,” including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Information Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus or any prospectus supplement include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “target,” “will” and similar words or the negative of those terms. In particular, statements, expressed or implied, concerning future actions, conditions or events or future operating results or the ability to generate revenue, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability or the ability of our affiliates to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include:

•	demand for, supply of, changes in forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and natural gas liquids or “NGLs” in the markets served by our systems, all of which may be affected by economic activity, capital expenditures by energy producers, weather, alternative energy sources, international events, conservation and technological advances;
•	throughput levels and rates;
•	changes in, or challenges to, our tariff rates;
•	our ability to successfully identify and consummate strategic acquisitions, make cost-saving changes in operations and integrate acquired assets or businesses into our existing operations;
•	service interruptions in our liquids or natural gas systems;
•	disruptions, cutbacks or shutdowns on the supply and demand side of our businesses, including crude oil, natural gas and natural gas liquids producers, refineries, petrochemical plants, utilities or other businesses for which we transport crude oil, natural gas or natural gas liquids;
•	changes in laws or regulations to which we are subject;
•	our inability to borrow or otherwise access funds needed for operations, expansions or capital expenditures as a result of existing debt agreements that contain restrictive financial covenants;
•	delays or cancellations of our planned capital projects due to our inability to access the credit and capital markets on attractive terms to obtain funding for such capital projects as a result of poor economic conditions;
•	loss of key personnel;
•	the effects of competition, in particular, by other pipeline systems;
•	hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties assessed in connection with the crude oil release on that line;
•	the condition of the credit and capital markets in the United States;
•	the political and economic stability of the oil-producing nations of the world; and
•	general economic conditions, including rates of inflation and interest rates.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in our most recent Annual Report on Form 10-K and any updates to those risk factors included in our Quarterly Reports on Form 10-Q.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
FIXED CHARGES AND PREFERRED UNIT DISTRIBUTIONS

The following table sets forth our historical consolidated ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred unit distributions for the periods indicated:

	December 31,
	2014	2013	2012	2011	2010
	(unaudited)
Ratio of earnings to fixed charges	2.55x	1.35x	2.34x	2.94x	0.55x
Ratio of earnings to combined fixed charges and preferred unit distributions	2.13x	1.18x	2.34x	2.94x	0.55x(1)

(1)	The ratio coverage in 2010 was less than 1:1. We would have needed to generate additional earnings of $132.8 million to achieve a coverage ratio of 1:1 in 2010.

Earnings are defined as pretax income from continuing operations before earnings from unconsolidated affiliates, plus fixed charges, plus distributed income of equity investees, plus amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expensed, capitalized interest, amortization of deferred debt costs and discounts, and an estimate of the interest within rental expense.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of our securities as set forth in any applicable prospectus supplement.

DESCRIPTION OF OUR DEBT SECURITIES

In this Description of Our Debt Securities, references to “us,” “we” or “our” are to only Enbridge Energy Partners, L.P. and not to our subsidiaries or affiliates.

We may issue senior debt securities and subordinated debt securities under this prospectus. We will issue our senior debt securities under an indenture dated as of May 27, 2003, among us, as issuer, U.S. Bank National Association, as successor to SunTrust Bank, as trustee, and any subsidiary guarantors that may become parties to the indenture. We will issue our subordinated debt securities under an indenture dated as of September 27, 2007, among us, as issuer, and U.S. Bank National Association, as trustee. References to the “indenture” or “indentures” in this description are to either or both the senior indenture and the subordinated indenture under which we issue a series of debt securities, as the case may be.

The debt securities will be governed by the provisions of the related indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. We, the trustee and any subsidiary guarantors may enter into supplements to the indentures from time to time.

This description is a summary of the material provisions of the debt securities, the subsidiary guarantees and the indentures. We encourage you to read the copy of the senior indenture and the subordinated indenture filed as Exhibit 4.7 and Exhibit 4.17, respectively, to the registration statement of which this prospectus is a part. Those indentures, and not this description, govern your rights as a holder of debt securities.

You can find the definitions of other capitalized terms used in this description under “— Certain Definitions” below.

General

The Debt Securities

Any series of debt securities that we issue:

•	will be our general obligations;
•	will be general obligations of the subsidiary guarantors if the debt securities are guaranteed by the subsidiary guarantors; and
•	may be subordinated to our Senior Indebtedness (defined below) and, if guaranteed, to that of the subsidiary guarantors.

The indentures do not limit the total amount of debt securities that we may issue and do not limit the amount of other indebtedness we may incur or other securities we may issue. We may issue debt securities under an indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and either an indenture supplement or a resolution of the board of directors of Enbridge Management and an accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities of that series;
•	the total principal amount of the debt securities of that series;
•	the date or dates on which the debt securities of that series may be issued;
•	the portion of the principal amount that will be payable if the maturity of the debt securities of that series is accelerated;
•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;
•	the dates on which the principal and premium, if any, of the debt securities of that series will be payable;

•	the interest rate which the debt securities of that series will bear and the interest payment dates for such debt securities;
•	any optional redemption provisions;
•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities of that series;
•	whether the debt securities of that series are entitled to the benefits of any potential guarantees by any subsidiary guarantors;
•	whether the debt securities of that series may be issued in amounts other than $1,000 each or multiples thereof;
•	any changes to or additional events of default or covenants in relation to that series;
•	the subordination, if any, of the debt securities of that series and any changes to the subordination provisions of the indenture; and
•	any other terms of the debt securities of that series.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material U.S. federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•	debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;
•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;
•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and
•	variable-rate debt securities that are exchangeable for fixed-rate debt securities.

At our option, we may make interest payments by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

Potential Guarantee of Debt Securities by Subsidiaries

Our payment obligations under any series of debt securities may become jointly and severally, fully and unconditionally, guaranteed by one or more of our Subsidiaries. At the date of this prospectus, we have nine series of debt securities outstanding under our senior indenture and one series of debt securities outstanding under our subordinated indenture. None of our outstanding senior or subordinated debt securities is guaranteed by any of our Subsidiaries. Our indentures do not, and have yet to be modified to, provide for any of our Subsidiaries to guarantee any subordinated debt securities under any circumstances. Pursuant to related supplemental indentures or officers’ certificates to our outstanding senior debt securities, we have, however, agreed that each of our Subsidiaries will jointly and severally, fully and unconditionally, guarantee each series of our outstanding senior debt securities if it becomes a guarantor or co-obligor on any of our Funded Debt.

If, at the time of issue, none of our Subsidiaries has become a guarantor or co-obligor of our Funded Debt, and no modification has been made to our indentures that resulted in any of our Subsidiaries becoming a subsidiary guarantor thereunder, then we do not contemplate that the debt securities will be guaranteed by any of our Subsidiaries. If, however, our Subsidiaries later become guarantors or co-obligors of our Funded Debt, then these Subsidiaries will jointly and severally, fully and unconditionally, guarantee our payment obligations under the then-outstanding debt securities on a senior basis (or, in the case of any subordinated debt securities, on a subordinated basis as described below under “— Subordination”). We refer to any such Subsidiaries as “subsidiary guarantors” and sometimes to such guarantees as “subsidiary guarantees.” Each subsidiary guarantor will execute a supplement to the related indenture and a notation of guarantee as further evidence of its guarantee.

The obligations of each subsidiary guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the subsidiary guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

•	all other contingent and fixed liabilities of the subsidiary guarantor; and
•	any collections from or payments made by or on behalf of any other subsidiary guarantors in respect of the obligations of the subsidiary guarantor under its guarantee.

Addition and Release of Subsidiary Guarantors

The guarantee of any subsidiary guarantor may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to debt securities of a particular series as described below under “— Defeasance, Discharge and Release,” then any subsidiary guarantee will be released with respect to that series. Further, if no default has occurred and is continuing under the related indenture, a subsidiary guarantor will be unconditionally released and discharged from its guarantee:

•	automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the subsidiary guarantor;
•	automatically upon the merger of the subsidiary guarantor into us or any other subsidiary guarantor or the liquidation and dissolution of the subsidiary guarantor; or
•	following delivery of a written notice by us to the trustee, upon the release or discharge of all guarantees and co-obligor obligations by the subsidiary guarantor of any Funded Debt of ours, except for any series of debt securities.

If at any time following any release of a subsidiary guarantor from its guarantee of any series of debt securities pursuant to the third bullet point in the preceding paragraph, the subsidiary guarantor again guarantees or becomes a co-obligor of any of our Funded Debt (other than our obligations under the related indenture), and we are then obligated to cause each of our Subsidiaries to guarantee our debt securities because it becomes a guarantor or co-obligor of any of our Funded Debt, then we will cause the subsidiary guarantor to again guarantee the debt securities in accordance with the applicable indenture.

If a series of debt securities is guaranteed by the subsidiary guarantors and is designated as subordinate to our Senior Indebtedness, then the guarantees by the subsidiary guarantors will be subordinated to the Senior Indebtedness of the subsidiary guarantors to substantially the same extent as the series is subordinated to our Senior Indebtedness. See “— Subordination” below.

Covenants

The indentures contain the following two covenants for the benefit of the holders of all series of debt securities, except as noted below:

Merger, Amalgamation, Consolidation and Sale of Assets

We will not merge, amalgamate or consolidate with or into any other Person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any Person, whether in a single transaction or series of related transactions, except in accordance with the provisions of our partnership agreement, and unless:

•	we are the surviving Person in the case of a merger, or the surviving or transferee entity if other than us:
•	is a partnership, limited liability company or corporation organized under the laws of the United States, a state thereof or the District of Columbia; and
•	expressly assumes by supplemental indenture satisfactory to the trustee all of our obligations under the indenture and the debt securities;
•	immediately after giving effect to the transaction or series of transactions, no default or event of default has occurred or is continuing;
•	if we are not the surviving entity, then each subsidiary guarantor, unless it is the Person with which we have consummated a transaction under this provision, has confirmed that its guarantee of the debt securities will continue to apply to the obligations under the debt securities and the indenture; and
•	we have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that the merger, amalgamation, consolidation, sale, conveyance, transfer, lease or other disposition, and, if a supplemental indenture is required, the supplemental indenture, comply with the conditions set forth above and any other applicable provisions of the indenture.

Thereafter, if we are not the surviving Person, the surviving or transferee Person will be substituted for us under the indenture. If we sell or otherwise dispose of (except by lease) all or substantially all of our assets and the above-stated requirements are satisfied, we will be released from all our liabilities and obligations under the indenture and the debt securities. If we lease all or substantially all of our assets, we will not be so released from our obligations under the indenture and the debt securities.

Reports

So long as any debt securities are outstanding, we will:

•	for as long as we are required to file information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), file with the trustee, within 15 days after we file with the SEC, copies of the annual reports and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act; and
•	if we are not required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after we would have been required to file with the SEC, financial statements (and with respect to annual reports, an auditors’ report by a firm of established national reputation) and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act.

Other Covenants

The indenture for the senior debt securities contains the two additional covenants described below under “— Provisions Applicable Solely to Senior Debt Securities.” The indenture for the subordinated debt securities contains the additional provisions for subordination described below under “— Provisions Applicable to Subordinated Debt Securities.”

A series of debt securities may contain additional financial and other covenants applicable to us and our Subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the related indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

Events of Default

Unless we inform you otherwise in the applicable prospectus supplement, each of the following events will be an “event of default” under the indenture with respect to a series of debt securities:

•	default in any payment of interest on any debt securities of that series when due that continues for 30 days, whether or not the payment is prohibited by any subordination provisions applicable to that series;
•	default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, by declaration, upon required repurchase or otherwise, whether or not the payment is prohibited by any subordination provisions applicable to that series;
•	default in the payment of any sinking fund payment on any debt securities of that series when due;
•	failure by us or, if that series of debt securities is guaranteed by a subsidiary guarantor, by such subsidiary guarantor, to comply for 60 days after notice with the other covenants or agreements contained in the indenture, any supplement to the indenture or any board resolution authorizing the issuance of that series;
•	certain events of bankruptcy, insolvency or reorganization of us or, if that series of debt securities is guaranteed by a subsidiary guarantor, of such subsidiary guarantor; or
•	if that series of debt securities is guaranteed by a subsidiary guarantor:
•	the guarantee by such subsidiary guarantor ceases to be in full force and effect, except as otherwise provided in such indenture;
•	the guarantee by such subsidiary guarantor is declared null and void in a judicial proceeding; or
•	such subsidiary guarantor denies or disaffirms its obligations under such indenture or its guarantee.

Exercise of Remedies

An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities that may be outstanding under that indenture. If an event of default occurs with respect to a series of debt securities, other than an event of default described in the fifth bullet point above, and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. If an event of default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the trustee or any holders.

A default under the fourth bullet point above will not constitute an event of default with respect to a series of debt securities until the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if that series of debt securities is guaranteed by a subsidiary guarantor, such subsidiary guarantor, of the default and such default is not cured within 60 days after receipt of notice.

The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any declaration of acceleration by the trustee or the holders with respect to the debt securities of that series, but only if:

•	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and
•	all existing events of default with respect to that series have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

The trustee will be under no obligation, except as otherwise provided in an indenture, to exercise any of the rights or powers under an indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any costs, liability or expense that may be incurred in exercising such rights or powers. No holder of debt securities of any series may pursue any remedy with respect to an indenture or the debt securities of that series, unless:

•	such holder has previously given the trustee notice that an event of default with respect to that series is continuing;
•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested in writing that the trustee pursue the remedy;
•	such holders have offered the trustee reasonable indemnity or security against any cost, liability or expense to be incurred in pursuit of the remedy;
•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and
•	the holders of a majority in principal amount of the outstanding debt securities of that series have not given the trustee a direction that is inconsistent with such request within such 60-day period.

This provision does not, however, affect the right of a holder to sue for enforcement of any overdue payment respecting its own debt securities.

The holders of a majority in principal amount of the outstanding debt securities of each series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any right or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any direction that:

•	conflicts with law;
•	is inconsistent with any provision of the indenture;
•	the trustee determines is unduly prejudicial to the rights of any other holder; or
•	would involve the trustee in personal liability.

Notice of Default

Within 30 days after the occurrence of any default or event of default, we are required to give written notice to the trustee and indicate the status of the default or event of default and what action we are taking or propose to take to cure it. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we and any subsidiary guarantor have complied with all covenants contained in each indenture or whether any default or event of default has occurred during the previous year.

If a default occurs with respect to the senior debt securities of a particular series and is continuing and is known to the trustee, the trustee must mail to each holder of senior debt securities of that series a notice of the default within 90 days after the default occurs. If a default occurs with respect to the subordinated debt securities of a particular series and is continuing and is known to the trustee, the trustee must mail to each holder of subordinated debt securities of that series a notice of the default within 90 days after the default occurs, or if later, then within 30 days after the trustee obtains actual knowledge of the default. Except in the case of a default in the payment of principal, premium, if any, or interest with respect to the debt securities of any series, the trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the trustee in good faith determines that withholding such notice is in the interests of the holders of debt securities of that series.

Amendments and Waivers

We may amend an indenture without the consent of any holder of debt securities of any series to:

•	cure any ambiguity, defect or inconsistency;
•	make any change in respect of any other series of debt securities issued under the indenture that is not applicable to such series;
•	provide for the assumption by a successor of our obligations under the indenture;
•	provide for the addition of any Subsidiary of ours as a subsidiary guarantor, or to reflect the release of any subsidiary guarantor, in either case as provided in the indenture;
•	in the case of any subordinated debt securities, limit or terminate the benefits available to any holder of Senior Indebtedness under the subordination provisions of the indenture;
•	secure any debt securities or subsidiary guarantee;
•	add covenants for the protection of the holders or surrender any right or power conferred upon us or any subsidiary guarantor;
•	make any change that does not adversely affect the rights of any holder;
•	add or appoint a successor or separate trustee;
•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or
•	establish the form or terms of debt securities of any series to be issued under the indenture.

In addition, we may amend an indenture if the holders of a majority in principal amount of all affected debt securities of each series then outstanding under such indenture consent to it. We may not, however, without the consent of each holder of any affected debt securities amend an indenture to:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;
•	reduce the rate of or extend the time for payment of interest on any debt securities;
•	reduce the principal of or extend the stated maturity of any debt securities;
•	reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;
•	make any debt securities payable in currency other than U.S. dollars;
•	impair the right of any holder to receive payment of premium, if any, principal or interest with respect to such holder’s debt securities on or after the applicable due date;
•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;
•	in the case of any subordinated debt securities, make any change to the subordination provisions of the subordinated indenture that adversely affects the rights of any holder under such provisions;
•	release any security that has been granted in respect of the debt securities, other than in accordance with the indenture;
•	make any change in the amendment provisions which require each holder’s consent;

•	make any change in the waiver provisions; or
•	release a subsidiary guarantor other than in accordance with the indenture or modify such subsidiary guarantor’s guarantee in any manner adverse to the holders.

No amendment may be made to an indenture for the subordinated debt securities that adversely affects the rights of the holders of Senior Indebtedness under the subordination provisions of that indenture without their consent.

The consent of the holders is not necessary under an indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under an indenture becomes effective, we are required to mail to all holders of debt securities of an affected series a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

The holders of a majority in principal amount of the outstanding debt securities of each affected series may waive our compliance with certain covenants on behalf of all holders of debt securities of such series, including, in the case of senior debt securities, those described below under “— Provisions Applicable Solely to Senior Debt Securities — Limitations on Liens” and “— Provisions Applicable Solely to Senior Debt Securities — Restriction on Sale-Leasebacks.” The holders of a majority in principal amount of the outstanding debt securities of each affected series may, on behalf of all holders of debt securities of that series, waive any past default or event of default with respect to that series, except one in respect of:

•	the payment of principal of, premium, if any, or interest on any debt securities of that series; or
•	a provision of an indenture that cannot be amended without the consent of the holder of each outstanding debt security affected.

Defeasance, Discharge and Release

At any time, we may terminate all our obligations under an indenture as they relate to a particular series of debt securities, which we call a “legal defeasance.” If we decide to make a legal defeasance, however, we may not terminate some of our obligations under such indenture, including our obligations:

•	relating to the defeasance trust, including the rights of holders to receive payments from the trust;
•	to register the transfer or exchange of the debt securities of that series;
•	to replace mutilated, destroyed, lost or stolen debt securities of that series; or
•	to maintain a registrar and paying agent in respect of the debt securities of that series.

At any time we may also effect a “covenant defeasance,” which means we have elected to terminate our obligations under or the operation of:

•	some of the covenants applicable to a series of debt securities, including any covenant that is added specifically for such series and is described in a prospectus supplement;
•	the bankruptcy provisions with respect to a subsidiary guarantor; and
•	the guarantee provision described under “— Events of Default, Remedies and Notice — Events of Default” above with respect to the series of debt securities, if applicable, and any event of default that is added specifically for such series and described in a prospectus supplement.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the defeased series of debt securities may not be accelerated because of an event of default with respect to that series. If we exercise our covenant defeasance option, payment of the defeased series of debt securities may not be accelerated because of an event of default specified in the fifth (with respect only to a subsidiary guarantor (if any)) or sixth bullet point under “— Events of Default” above or an event of default that is added specifically for such series and described in a prospectus supplement. If we exercise either our legal defeasance option or our covenant defeasance option, any subsidiary guarantee will terminate with respect to the defeased series of debt securities, and any security that may have been granted with respect to that series will be released.

In order to exercise either defeasance option, we must:

•	irrevocably deposit in trust with the trustee money or U.S. government obligations for the payment of principal, premium, if any, and interest on that series of debt securities to redemption or stated maturity, as the case may be;
•	comply with several other conditions, including that no default with respect to that series has occurred and is continuing after the deposit in trust; and
•	deliver to the trustee an opinion of counsel to the effect that holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

In the event of any legal defeasance, holders of the debt securities of the defeased series would be entitled to look only to the trust fund for payment of principal of and any premium and interest on their debt securities through maturity.

Although the amount of money and U.S. government obligations on deposit with the trustee would be intended to be sufficient to pay amounts due on the debt securities of a defeased series at the time of their stated maturity, if we exercise our covenant defeasance option for the debt securities of any series and the debt securities are declared due and payable because of the occurrence of an event of default, such amount may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. We would remain liable for such payments, however.

In addition, we may discharge all our obligations under the indenture with respect to debt securities of a particular series, other than our obligation to register the transfer of and exchange such debt securities, provided that we either:

•	deliver all outstanding debt securities of such series to the trustee for cancellation; or
•	all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

No Personal Liability of General Partner or Enbridge Management

None of Enbridge Energy Company, Enbridge Management, or their respective directors, officers, employees, incorporators, members and stockholders, as such, will be liable for:

•	any of our obligations or the obligations of any subsidiary guarantor under the debt securities, the indenture or any subsidiary guarantee; or
•	any claim based on, in respect of, or by reason of, such obligations or their creation.

The preceding paragraph does not change any obligation of our general partner to restore any negative balance in its capital account (maintained by us pursuant to our partnership agreement) upon liquidation of its interest in us.

By accepting a debt security, each holder will be deemed to have waived and released all liability described in the first paragraph of this subsection. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Provisions Applicable Solely to Senior Debt Securities

The senior debt securities will rank equally in right of payment with all of our unsubordinated Debt and senior in right of payment of any of our subordinated Debt (including the subordinated debt securities). The indenture for the senior debt securities contains the following two covenants described in this subsection of the prospectus.

Limitations on Liens

We will not, nor will we permit any Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property or upon any capital stock of any Restricted Subsidiary, whether owned or leased on the date of the indenture or thereafter acquired, to secure any Debt of ours or any other Person (other than the senior debt securities issued under the indenture), without in any such case making effective provision whereby all of the outstanding senior debt securities are secured equally and ratably with, or prior to, such Debt so long as such Debt is so secured. There is excluded from this restriction:

•	any Lien on any property or assets owned by us or any Restricted Subsidiary in existence on the date of the indenture, May 27, 2003, or created pursuant to an “after-acquired property” clause or similar term in existence on such date in any mortgage, pledge agreement, security agreement or other similar instrument applicable to us or any Restricted Subsidiary in existence on such date;
•	any Lien on any property or assets created at the time of acquisition of such property or assets by us or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within one year of such acquisition;
•	any Lien on any property or assets existing thereon at the time of the acquisition thereof by us or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by us or any Restricted Subsidiary), provided that such Lien only encumbers the property or assets so acquired;
•	any Lien on any property or assets of a Person existing thereon at the time such Person becomes a Restricted Subsidiary by acquisition, merger or otherwise, provided that such Lien is not incurred in anticipation of such Person becoming a Restricted Subsidiary;
•	any Lien on any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure Debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;
•	any Lien in favor of us or any Restricted Subsidiary;
•	any Lien created or assumed by us or any Restricted Subsidiary in connection with the issuance of Debt the interest on which is excludable from gross income of the holder of such Debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or any Subsidiary;
•	Permitted Liens;
•	any Lien securing Hedging Obligations of us or a Restricted Subsidiary up to an aggregate net amount at any time outstanding equal to the sum of $25.0 million plus 1% of Consolidated Net Tangible Assets;
•	any Lien on any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or assets permitted by the first nine bullet points, inclusive, above; or

•	any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements) of any Lien, in whole or in part, that is referred to in the first ten bullet points, inclusive, above, or of any Debt secured thereby; provided, however, that the principal amount of Debt secured thereby shall not exceed the greater of (A) the principal amount of Debt so secured at the time of such extension, renewal, refinancing, refunding or replacement (plus the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement) and (B) the maximum committed principal amount of Debt so secured at such time; provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property or assets (including improvements, alterations and repairs on such property or assets) subject to the Lien so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property or assets).

Notwithstanding the preceding, under the indenture, we may, and may permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property or capital stock of a Restricted Subsidiary to secure our Debt or the Debt of any other Person (other than the senior debt securities) that is not excepted by bullet points one through eleven, inclusive, above without securing the senior debt securities, provided that the aggregate principal amount of all Debt then outstanding secured by such Lien and all other Liens not excepted by bullet points one through eleven, inclusive, above, together with all net sale proceeds from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by bullet points one through four, inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below), does not exceed at any one time 10% of Consolidated Net Tangible Assets.

Restriction on Sale-Leasebacks

We will not, and will not permit any Restricted Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

•	such Sale-Leaseback Transaction occurs within one year from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later;
•	the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;
•	we or such Restricted Subsidiary would be entitled under the limitations on liens covenant described above to incur Debt secured by a Lien on the Principal Property subject to the Sale-Leaseback Transaction in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the senior debt securities; or
•	we or such Restricted Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption or retirement of any unsubordinated Funded Debt of ours or any Funded Debt of a Subsidiary of ours, or (B) investment in another Principal Property.

Notwithstanding the preceding, we may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by bullet points one through four, inclusive, of the above paragraph, provided that the net sale proceeds from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding Debt (other than the senior debt securities) secured by Liens upon Principal Properties not excepted by bullet points one through eleven, inclusive, of the first paragraph of the limitations on liens covenant described above, do not exceed at any one time 10% of Consolidated Net Tangible Assets.

Certain Definitions

As used in this Description of Our Debt Securities:

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets after deducting therefrom:

•	all current liabilities (excluding (A) any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and
•	the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets,

all as set forth on the consolidated balance sheet of us and our consolidated subsidiaries for our most recently-completed fiscal quarter, prepared in accordance with generally accepted accounting principles in the United States, as in effect from time to time.

“Debt” means any obligation created or assumed by any Person for the repayment of money borrowed, any purchase money obligation created or assumed by such Person and any guarantee of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute.

“Funded Debt” means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Hedging Obligations” means, with respect to any Person, the net obligations (not the notional amount) of such Person under interest rate and commodity price swap agreements, interest rate and commodity price cap agreements, interest rate and commodity price collar agreements and foreign currency and commodity price exchange agreements, options or futures contracts or other similar agreements or arrangements or hydrocarbon hedge contracts or hydrocarbon forward sale contracts, in each case designed to protect such Person against fluctuations in interest rates, foreign exchange rates or commodity prices.

“Lien” means, as to any Person, any mortgage, lien, pledge, security interest or other encumbrance in or on, or adverse interest or title of any vendor, lessor, lender or other secured party to or of the Person under conditional sale or other title retention agreement or capital lease with respect to, any property or asset of the Person.

“Permitted Liens” means:

•	Liens upon rights-of-way for pipeline purposes;
•	any statutory or governmental Lien, mechanics’, materialmen’s, carriers’ or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction;
•	the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property or assets;
•	Liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by us or any Restricted Subsidiary in good faith;
•	Liens arising under, or to secure performance of, leases, other than capital leases;
•	any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

•	any Lien upon property or assets acquired or sold by us or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;
•	any Lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;
•	any Lien upon any property or assets in accordance with customary banking practice to secure any Debt incurred by us or any Restricted Subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries;
•	any Lien in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control or similar revenue bonds; or
•	any easements, exceptions or reservations in any property or assets of us or any Restricted Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of our or its business or our business and the business of our Subsidiaries, taken as a whole.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization or government, or any agency or political subdivision thereof.

“Principal Property” means

•	any pipeline or terminal property or asset owned or leased by us or any Subsidiary, including any related property or asset employed in the transportation (including vehicles that generate transportation revenues), distribution, terminalling, gathering, treating, processing, marketing or storage of crude oil or refined petroleum products, natural gas, natural gas liquids, fuel additives or petrochemicals, which property or assets are located in the United States or Canada; and
•	any processing or manufacturing plant or terminal owned or leased by us or any Subsidiary that is located within the United States or Canada, except, in the case of either preceding bullet point,
•	any property or asset consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles (but excluding vehicles that generate transportation revenues as provided above), and
•	any such property or asset, plant or terminal which, in the opinion of the board of directors of Enbridge Management, is not material in relation to the activities of us and our Subsidiaries, taken as a whole.

“Restricted Subsidiary” means any of our Subsidiaries owning or leasing, directly or indirectly through ownership in another Subsidiary, any Principal Property.

“Sale-Leaseback Transaction” means the sale or transfer by us or any Restricted Subsidiary of any Principal Property to a Person (other than us or a Restricted Subsidiary) and the taking back by us or any Restricted Subsidiary, as the case may be, of a lease of such Principal Property.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute.

“Subsidiary” means, with respect to any Person,

•	any other Person of which more than 50% of the total voting power of capital interests (without regard to any contingency to vote in the election of directors, managers, trustees, or equivalent persons), at the time of such determination, is owned or controlled, directly or indirectly, by such Person or one or more of the Subsidiaries of such Person;

•	in the case of a partnership, any Person of which more than 50% of the partners’ capital interests (considering all partners’ capital interests as a single class), at the time of such determination, is owned or controlled, directly or indirectly, by such Person or one or more of the Subsidiaries of such Person; or
•	any other Person in which such Person or one or more of the Subsidiaries of such Person have the power to control, by contract or otherwise, the board of directors, managers, trustees or equivalent governing body of, or otherwise control, such other Person.

Provisions Applicable Solely to the Subordinated Debt Securities

Subordination

Debt securities of a series (and any subsidiary guarantees of that series) may be subordinated to “Senior Indebtedness,” which we define generally to include any Debt created or assumed by us (or, if the series is guaranteed, by the subsidiary guarantors), whether outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such Debt, it is provided that such Debt is not superior in right of payment to the debt securities (or, if the series is guaranteed, to the subsidiary guarantees), or to other Debt that is pari passu with or subordinated to the debt securities (or, if the series is guaranteed, to the subsidiary guarantees). Subordinated debt securities of any series (and, if the series is guaranteed, the subsidiary guarantees) will be subordinate in right of payment, to the extent and in the manner set forth in the subordinated indenture and the prospectus supplement relating to such series, to the prior payment of all of our Debt or other indebtedness and that of any subsidiary guarantor that is designated as “Senior Indebtedness” with respect to the series.

The holders of Senior Indebtedness of ours or, if applicable, a subsidiary guarantor, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities, or any payment in respect of any subsidiary guarantee, in the case of any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the subsidiary guarantors’ assets, to creditors:

•	upon a liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the subsidiary guarantors; or
•	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the subsidiary guarantors.

Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of subordinated debt securities may receive units representing limited partner interests and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities or any subsidiary guarantee.

If we do not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

•	make any payments of principal, premium, if any, or interest with respect to subordinated debt securities or any subsidiary guarantee;
•	make any deposit for the purpose of defeasance of the subordinated debt securities; or
•	repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the trustee in satisfaction of our sinking fund obligation, unless, in any case,

•	the default has been cured or waived and any declaration of acceleration has been rescinded;
•	the Senior Indebtedness has been paid in full in cash; or

•	we and the trustee receive written notice approving the payment from the representatives of each issue of “Designated Senior Indebtedness.”

Generally, “Designated Senior Indebtedness” will include:

•	any specified issue of Senior Indebtedness of at least $100 million; and
•	any other Senior Indebtedness that we may designate in respect of any series of subordinated debt securities.

During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities, and no subsidiary guarantor may pay any subsidiary guarantee, for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will end 179 days thereafter.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the Person or Persons who gave the Blockage Notice;
•	by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or
•	if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, payments may resume on the subordinated debt securities and any subsidiary guarantee after the expiration of the Payment Blockage Period.

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities will be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

If we exercise either our legal defeasance option or our covenant defeasance option with respect to any series of subordinated debt securities, then the subordination provisions described above will not apply to any money or U.S. government obligations deposited in trust with the trustee.

As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Book Entry, Delivery and Form

We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or “DTC,” will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be registered in the name of DTC’s nominee and deposited with or on behalf of DTC, and we will not issue physical certificates to any holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities.

Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;
•	a “banking organization” within the meaning of the New York Banking Law;
•	a member of the United States Federal Reserve System;
•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

We will wire principal, premium, if any, and interest payments due on the global securities to DTC’s nominee. We, any subsidiary guarantor, the trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we, any subsidiary guarantor, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit its participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to its participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants in DTC to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with securities held for the account of customers registered in “street name.”

Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the trustee, any subsidiary guarantor or us.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and in any case a successor depositary is not appointed by us within 90 days; or
•	we determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

The Trustee

U.S. Bank National Association acts as trustee under the indenture for the senior debt securities and the indenture for the subordinated debt securities.

Each indenture limits the right of the trustee, if it becomes our creditor, to obtain payment of claims in some cases, or to realize for its own account on property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in some other transactions. However, if it acquires any conflicting interest after a default has occurred under the indenture and is continuing, it must eliminate the conflict or resign as trustee.

If an event of default occurs and is not cured or waived, the trustee is required to exercise such of the rights and powers vested in it by the related indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the related indenture at the request of any of the holders of debt securities unless they have offered to the trustee reasonable security and indemnity against the costs and liabilities that it may incur.

The trustee may be a depositary for funds of, may make loans to and may perform other routine banking services for us and our affiliates in the normal course of business.

Governing Law

The indenture, any subsidiary guarantees and the debt securities will be governed by New York law.

DESCRIPTION OF OUR CLASS A COMMON UNITS

General

The Class A common units are registered under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or the Exchange Act, and we are subject to the periodic reporting and certain other requirements of the Exchange Act. We file periodic reports containing financial and other information with the Securities and Exchange Commission.

Class A common units may be held in “street name” or by any other nominee holder. We are entitled to treat the nominee holder of a Class A common unit as the absolute owner thereof, except as otherwise provided by law or any applicable NYSE rule.

Our Class A common units are listed on the New York Stock Exchange under the symbol “EEP.”

Number of Class A Common Units

Our partnership agreement does not limit the number of Class A common units we may issue.

Transfer Agent and Registrar

Duties

Computershare is the registrar and transfer agent for the Class A common units and receives fees from us for serving in such capacities. All fees charged by the transfer agent for transfers of Class A common units will be borne by us and not by our unitholders, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes or other governmental charges, special charges for services requested by a Class A common unitholder and other similar fees or charges will be borne by the affected Class A common unitholder. Class A common unitholders will not be charged for disbursements of our cash distributions. We have agreed to indemnify the transfer agent against certain liabilities.

Resignation or Removal

The transfer agent may at any time resign, by notice to us, or be removed by us, such resignation or removal to become effective upon the appointment by our general partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such resignation or removal, our general partner is authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Class A Common Units

Until a Class A common unit has been transferred on our books, we and the transfer agent may treat the record holder thereof as the absolute owner for all purposes, notwithstanding any notice to the contrary or any notation or other writing on the certificate representing such Class A common unit, except as otherwise required by law. Any transfer of a Class A common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application.

By executing and delivering a transfer application, the transferee of Class A common units:

•	becomes the record holder of such Class A common units and is an assignee until admitted as a substituted limited partner;
•	automatically requests admission as a substituted limited partner;
•	agrees to be bound by the terms and conditions of and executes our partnership agreement;
•	represents that such transferee has capacity and authority to enter into our partnership agreement;
•	grants powers of attorney to our general partner and any liquidator of us as specified in the transfer application; and
•	makes the consents and waivers contained in our partnership agreement.

An assignee has the right to receive distributions in respect of Class A common units, but is not a limited partner. An assignee will become a limited partner in respect of the transferred Class A common units upon the consent of our general partner and the recordation of the name of the assignee on our books and records. Such consent may be withheld in the sole discretion of our general partner. Class A common units are securities and are transferable according to the laws governing transfer of securities.

In addition to other rights acquired upon transfer, the transferor gives the transferee who executes and delivers a transfer application the right to request admission as a substituted limited partner in respect of the transferred Class A common units. A purchaser or transferee of Class A common units who does not execute and deliver a transfer application obtains only (1) the right to assign the Class A common units to a purchaser or other transferee and (2) the right to transfer the right to seek admission as a substituted limited partner with respect to the transferred Class A common units. Thus, a purchaser or transferee of Class A common units who does not execute and deliver a transfer application will not receive cash distributions unless the Class A common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application with respect to such Class A common units, and may not receive certain federal income tax information or reports furnished to unitholders of record. The transferor of Class A common units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Class A common units, but a transferee agrees, by acceptance of the certificate representing Class A common units, that the transferor will not have a duty to see to the execution of the transfer application by the transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and forward the transfer application.

Other Classes of Limited Partner Interests

In addition to our Class A common units, our partnership agreement has designated Class B common units, Class D units, Class E units, i-units, Series 1 preferred units and Incentive Distribution units.

Class B Common Units.  The Class B common units have rights similar to the Class A common units, except with respect to certain allocations of taxable income.

i-Units.  The i-units have rights similar to the Class A common units, except with respect to certain allocations of income, gain, loss and deduction, and that in lieu of receiving quarterly cash distributions, the number of i-units held by Enbridge Management will increase automatically each quarter based on the cash distribution paid on the Class A common units as described under “Cash Distribution Policy — Cash and In-Kind Distributions.”

Series 1 Preferred Units.  The Series 1 preferred units are entitled to annual cash distributions of 7.50% of the issue price, subject to the reset of such rate every five years. The cash distributions on the Series 1 preferred units will accrue and accumulate, but will not be paid, for the first full eight quarters ending June 30, 2015. These accrued distributions will be payable upon the earlier of May 8, 2018 or the redemption of the Series 1 preferred units by the Partnership. On or after June 1, 2016, the Series 1 preferred units may be converted into Class A common units, in whole or in part, at a conversion price of $25.00 per unit plus any accrued, accumulated and unpaid distributions divided by $27.78, as adjusted for splits, combinations and unit distributions. The Partnership can redeem some or all of the Series 1 preferred units on May 8, 2018 and every fifth year thereafter, or upon the occurrence of certain events, at a redemption price of $25.00 per unit plus any accrued, accumulated and unpaid distributions.

In the event of a merger or other extraordinary transaction involving the Partnership, the Series 1 preferred units are, at the option of the holder of such units, convertible into Class A common units or such holder will be entitled to receive the consideration the holder would have received in such transaction as if the holder’s units had converted into Class A common units immediately prior to such transaction. The holders of Series 1 preferred units will vote together with the Class A common units on an as-converted basis. The Series 1 preferred units will be entitled to vote as a separate class on any matter that adversely affects the rights, privileges or preferences of the Series 1 preferred units in any material respect or as required by law.

Class D Units and Incentive Distribution Units.  On June 18, 2014, our general partner entered into an equity restructuring transaction with us in which our general partner irrevocably waived its right to receive cash distributions and allocations of items of income, gain, deduction and loss in excess of 2% in respect of its general partner interest (the “Existing IDRs”) in exchange for the issuance to its wholly-owned subsidiary, effective as of July 1, 2014, of (1) 66.1 million units of a new class of Partnership units designated as Class D units and (2) 1,000 units of a new class of Partnership units designated as Incentive Distribution units. The irrevocable waiver is effective with respect to the calendar quarter ended on June 30, 2014 and each calendar quarter thereafter.

The Incentive Distribution units entitle the holder thereof to receive 23% of distributions by the Partnership in excess of $0.5435 per common unit, i-unit, Class D unit and Class E unit per quarter, subject to adjustment as described under “Cash Distribution Policy — Adjustment of the Minimum Quarterly Distribution and Target Distributions,” or the “IDU Target Distribution”.

The Class D units entitle the holder thereof to receive quarterly distributions equal to the distribution paid on our Class A common units. In the event of any decrease in the Class A common unit distribution below the IDU Target Distribution in any quarter during the twenty-quarter period commencing with the fourth quarter of 2014, the distribution paid by us on the Class D units will be reduced to the amount that would have been paid by the Partnership in respect of the Existing IDRs had the equity restructuring not occurred.

The Class D units are convertible into Class A common units any time after the fifth anniversary of issuance at the holder’s option. The Class D units may be redeemed in whole or in part by us after the 30 year anniversary of issuance at our option for either a cash amount equal to the notional value per unit being redeemed or newly issued Class A common units with an aggregate market value at redemption equal to 105% of the aggregate notional value of the Class D units being redeemed. The Class D units have a notional value of $31.51 per unit, which was the closing price of our Class A common units on June 17, 2014, subject to adjustment for splits, combinations and unit distributions. In the event of a liquidation event, the Class D units will entitle the holder thereof to a preference in liquidation equal to 20% of the notional value, with such preference increasing by an additional 20% on each anniversary of issuance, resulting in a liquidation preference equal to 100% of the notional value on and after July 1, 2018.

The holders of Class D units will vote together with our Class A common units on an as-converted basis. The Class D units will be entitled to vote as a separate class on any matter that adversely affects the rights, privileges or preferences of the Class D units in any material respect or as required by law.

Class E Units.  The Class E units are entitled to the same distributions as our Class A common units and are convertible into Class A common units on a one-for-one basis at the holder’s option. The Class E units were not entitled to distributions with respect to the quarter ended December 31, 2014. The Class E units may be redeemed in whole or in part by us after the 30 year anniversary of issuance at our option for either a cash amount equal to the notional value per unit being redeemed or newly issued Class A common units with an aggregate market value at redemption equal to 105% of the aggregate notional value of the Class E units being redeemed, if not earlier converted by the holder. The Class E units have a liquidation preference equal to their notional value at December 23, 2014 of $38.31, which was determined based on the trailing five-day volume weighted average price of the Class A common units, subject to adjustment for splits, combinations and unit distributions.

If the aggregate EBITDA attributable to the Series AC interest in Enbridge Energy, Limited Partnership for calendar years 2015 and 2016 is less than $265.9 million, then 1,305,142 of the Class E units will be cancelled by the Partnership effective as of June 15, 2017 for no consideration and will no longer be deemed outstanding for any purposes under our partnership agreement. If, on such cancellation date, the number of Class E units outstanding is less than 1,305,142, the Partnership will cancel for no consideration a number of Class A common units held by our general partner (or, if there are insufficient Class A common units held by our general partner, Class B common units held by our general partner) equal to such difference.

During each of our taxable years during the period from January 1, 2015 through December 31, 2037 in which a majority of the Class E units that were initially issued on January 2, 2015 remain outstanding, holders of our Class A common units, Class B common units and Class D units (including those held by our general partner) will be specially allocated items of gross income that would otherwise be allocated to holders of our Class E units, to the extent that such an amount of gross income exists, in an annual amount equal to $40 million. The annual amount of such allocation will be reduced to $20 million for each taxable year beginning after December 31, 2037.

The holders of Class E units will vote together with our Class A common units on an as-converted basis. The Class E units will be entitled to vote as a separate class on any matter that adversely affects the rights, privileges or preferences of the Class E units in any material respect or as required by law.

Summary of Partnership Agreement

Below is a brief summary of certain important provisions of our partnership agreement, the discussion of which is qualified in its entirety by reference to our Seventh Amended and Restated Agreement of Limited Partnership, as the same may be amended, modified or restated, or our partnership agreement. This summary includes a description of the power and authority of our general partner as set forth in our partnership agreement. Under a delegation of control agreement, our general partner has delegated substantially all of its power and authority to manage our business and affairs to Enbridge Management. This summary does not distinguish between the power and authority that has been delegated to Enbridge Management and that which has been retained by our general partner. In this summary, we refer to our common units, i-units, Series 1 preferred units, Class D units, Class E units and Incentive Distribution units collectively as units.

Issuance of Additional Securities.  Our partnership agreement authorizes us to issue an unlimited number of additional units and other equity and debt securities, which we refer to collectively as partnership securities, as well as rights and options to buy partnership securities, in each case for such consideration and on such terms and conditions established by our general partner in its sole discretion, without the approval of the unitholders. Any such additional partnership securities may be senior to the existing partnership securities. In accordance with Delaware law and the provisions of our partnership agreement, any such additional partnership securities may, in the sole discretion of our general partner, have special voting rights to which the existing units are not entitled.

Holders of any additional partnership securities we issue may be entitled to share with the then-existing holders of units in our distributions of available cash. In addition, any issuance of additional partnership securities may dilute the interests of the then-existing holders of units.

With certain exceptions, upon issuance of additional partnership securities, our general partner will be required to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Except for our general partner’s right to maintain its 2.0% general partner interest, no unitholder will have any preemptive right related to additional capital contributions or the issuance or sale of partnership securities by us.

Amendments to Our Partnership Agreement.  Amendments to our partnership agreement may be proposed only by our general partner. Any amendment that would require the approval of our limited partners must be approved by the holders of at least 66 2/3% of our outstanding units, and any amendment that would have a material adverse effect on the holders of any class of units will require the approval of at least 66 2/3% of the holders of such class of units. Subject to these requirements, our general partner may make amendments to the partnership agreement without unitholder approval to reflect:

•	a change in our name, the location of our principal place of business or our registered agent or office;
•	the admission, substitution, withdrawal or removal of partners;
•	a change to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability or to ensure that neither we nor our operating partnership will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;
•	a change that, in the sole discretion of our general partner, does not adversely affect our limited partners in any material respect;
•	a change to (A) satisfy any requirements, conditions or guidelines contained in any opinion, interpretive release, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (B) facilitate the trading of common units or comply with any rule, regulation, interpretive release, guideline or requirement of any national securities exchange on which the common units are or will be listed for trading, or (C) that is required to effect the intent of, or that is otherwise contemplated by, our partnership agreement;
•	an amendment that is necessary to prevent us, or our general partner or its directors or officers from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;
•	an amendment that our general partner determines in its sole discretion is necessary or appropriate in connection with the authorization or issuance of any class or series of units;
•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;
•	an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with our partnership agreement; and
•	any other amendment substantially similar to the foregoing.

Withdrawal or Removal of Our General Partner.  Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice to the limited partners as long as the withdrawal will not constitute a violation of our partnership agreement. Further, in case of a voluntary withdrawal that does not violate our partnership agreement, our general partner will have the option to receive cash from the successor general partner in exchange for its general partner interest or to convert its general partner interest into Class A common units.

Prior to the effective date of the voluntary withdrawal of our general partner, the holders of a majority of our outstanding units, excluding the common units held by our general partner and its affiliates and the number of i-units that equal the number of listed shares and voting shares of Enbridge Management held by our general partner and its affiliates, may elect a successor to our general partner. If a successor is not elected prior to the withdrawal of our general partner, or is elected but an opinion of counsel regarding limited liability and tax matters has not been obtained, we will be dissolved, wound up and liquidated, unless within 90 days after the effective date of withdrawal, the holders of a majority of our outstanding units agree to continue our business and to appoint a successor general partner.

Our general partner may not be removed unless that removal is approved by the vote of (A) the holders of at least 66 2/3% of the outstanding common units, Class D units, voting on an “as if” converted on the relevant record date basis, and Class E units, voting on an “as if” converted on the relevant record date basis, voting together as a class, excluding common units owned by our general partner and its affiliates, voting together as a class, (B) the holders of at least a majority of the outstanding i-units, excluding the number of i-units corresponding to listed shares and voting shares of Enbridge Management owned by our general partner and its affiliates, voting as a separate class, and (C) a majority of the outstanding Series 1 preferred units voting as a separate class, excluding such units held by our general partner and its affiliates, and we receive an opinion of counsel regarding certain limited liability and tax matters. In addition, if the limited partners act to remove our general partner by such a vote, the action must provide for the election and succession of a new general partner. In addition, if our general partner is removed under circumstances where cause does not exist, our general partner will have the option to receive cash from the successor general partner in exchange for its general partner interest and Incentive Distribution units or to convert its general partner interest and Incentive Distribution units into Class A common units. “Cause” is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner.

Transfer of General Partner Interest.  Our partnership agreement allows our general partner to transfer its general partner interest without the approval of unitholders to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of our general partner. Our partnership agreement permits other transfers of the general partner interest only if the transfer is approved by the vote of

(A) holders of at least 66 2/3% of the outstanding units, excluding common units owned by our general partner and its affiliates and the number of i-units that equal the number of listed shares and voting shares of Enbridge Management held by our general partner and its affiliates voting as a separate class and (B) holders of at least a majority of the outstanding i-units, excluding the number of i-units corresponding to listed shares and voting shares of Enbridge Management owned by our general partner and its affiliates, voting as a separate class. The transferee of the general partner interest must generally assume the rights and duties of our general partner and must execute an irrevocable waiver similar to the Irrevocable Waiver executed by our general partner, and we must receive an opinion of counsel regarding certain limited liability and tax matters. Our general partner may also transfer, in whole or in part, any common units it owns without the approval of unitholders.

Limited Call Right.  If at any time less than 15% of the aggregate number of outstanding listed shares of Enbridge Management plus the aggregate number of our outstanding common units are held by persons other than our general partner, Enbridge Inc. and their respective affiliates, our general partner will have the right, in its sole discretion, to acquire all, but not less than all, of the common units then outstanding at a price no less than the average current market price (as of the date five days prior to the date a notice of election to purchase is delivered to the transfer agent), but only if Enbridge Inc. elects to purchase all, but not less than all, of the outstanding listed shares of Enbridge Management that are not held by the Enbridge Inc. and its affiliates. As a consequence, a holder of common units may be required to sell its common units at an undesirable time or price. Our general partner may assign this purchase right to any of its affiliates or us.

Indemnification.  Under our partnership agreement, in most circumstances, we will indemnify our general partner, its affiliates and their respective officers, directors, employees, partners, agents and trustees to the fullest extent permitted by law, from and against all losses, claims, damages, fines or settlements and related expenses any of them may suffer by reason of their status as general partner or any of its affiliates or an officer, director, employee, partner, agent or trustee of our general partner or any of its affiliates, so long as the person seeking indemnity acted in good faith and in a manner that such person believed to be in, or not opposed to, our best interest. Any indemnification under these provisions will only be out of our assets. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by such persons acting on our behalf, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Limited Liability.  Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that the limited partner otherwise acts in conformity with the provisions of our partnership agreement, the limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital the limited partner is obligated to contribute to us for the limited partner’s units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group:

•	to remove or replace our general partner;
•	to approve certain amendments to our partnership agreement; or
•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law, to the same extent as our general partner. This liability would extend to persons who transact business with us and who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we are not aware of any precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if after the distribution all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of our partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to our partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from our partnership agreement.

Our subsidiaries currently conduct business in a number of states. To maintain our limited liability as the holder of limited partner interests and limited liability company membership interests in our subsidiaries, we may be required to comply with legal requirements in the jurisdictions in which our subsidiaries conduct business, including qualifying our subsidiaries to do business in such jurisdictions. Limitations on the liability of limited partners for the obligations of a limited partnership or liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our limited partner interests or membership interests in our subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that our right or the exercise of our right to remove or replace our subsidiaries’ general partner or managing member, to approve amendments to our subsidiaries’ partnership agreements or limited liability company agreements, or to take other action under our subsidiaries’ partnership agreements constituted “participation in the control” of our subsidiaries’ business for purposes of the statutes of any relevant jurisdiction, then we could be held personally liable for our subsidiaries’ obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner as our general partner considers reasonable and necessary or appropriate to preserve our limited liability.

Meetings.  Unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, shall be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the units will not be voted, except that, in the case of units held by our general partner on behalf of non-citizen assignees, our general partner shall distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of not less than the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of 66 2/3% of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a majority of the units, in which case the quorum shall be a majority of such units.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Non-Citizen Assignees; Redemption.  If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property in which we have an interest because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by any of these limited partners or assignees at the units’ current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or if our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Voting Rights.  The following is a summary of the approval requirements for certain important matters offered to us and our unitholders:

Matter	Approval Requirement
Issuance of additional partnership securities	No approval requirement, other than (A) the approval provisions with respect to issuances of additional Series 1 preferred units, senior securities or parity securities, (B) the approval provisions with respect to issuances of additional Class D units, and (C) the approval provisions with respect to issuances of additional Class E units, each as set forth in our partnership agreement.
Amendment of our partnership agreement	Any amendment that would have a material adverse effect on the holders of any class of units requires the approval of the holders of at least 66 2/3% of such class of units. Certain other amendments may be made by our general partner without the approval of holders of our units.
Merger or consolidation of our partnership	Approval of the holders of 66 2/3% of outstanding units, voting together as a single class, unless a greater percentage or a separate class vote is required by our partnership agreement or Delaware law.
Sale of all or substantially all of our assets	Approval of the holders of a majority of outstanding units, voting together as a single class.
Dissolution of our partnership	Approval of the holders of 66 2/3% of outstanding units, voting together as a single class.
Transfer by our general partner of its general partner interest and admission of a successor	Approval of:

•

the holders of at least 66 2/3% of the outstanding units, excluding common units owned by our general partner and its affiliates, and the number of i-units that equal the number of listed shares and voting shares of Enbridge Management held by our general partner and its affiliates, voting together as a separate class; and

•

the holders of at least a majority of the outstanding i-units, excluding the number of i-units corresponding to listed shares and voting shares of Enbridge Management owned by our general partner and its affiliates, voting as a separate class.

Matter	Approval Requirement
Removal of our general partner and approval of successor general partner	Approval of:

•

the holders of at least 66 2/3% of the outstanding common units and Class D units, voting on an “as if” converted on the relevant record date basis, and Class E units, voting on an “as if” converted on the relevant record date basis, excluding common units owned by our general partner and its affiliates, voting together as a class;

•

the holders of at least a majority of the outstanding Series 1 preferred units, excluding the number of Series 1 preferred units owned by our general partner and its affiliates, voting as a separate class; and

•

the holders of at least a majority of the outstanding i-units, excluding the number of i-units corresponding to listed shares and voting shares of Enbridge Management owned by our general partner and its affiliates, voting as a separate class.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

General

Our partnership agreement requires us to distribute all of our “available cash” within 45 days after the end of each quarter to unitholders of record on the applicable record date. Holders of our i-units receive distributions in-kind in lieu of cash distributions. The cash equivalent of such in kind distributions are retained for use in our operations. Please see “Cash and In-Kind Distributions.”

Definition of Available Cash

Available cash is defined in our partnership agreement, and it generally means, for any calendar quarter, the sum of all cash we receive from all sources during such calendar quarter, plus any reductions to cash reserves established in prior calendar quarters, plus, if our general partner so determines, cash and cash equivalents of the Partnership on hand on the date of determination from working capital borrowings made after the end of the quarter, less the sum of:

•	all of our cash disbursements during such calendar quarter; and
•	the amount of cash reserves established by our general partner in its reasonable discretion to:
•	provide for the proper conduct of our business (including reserves for possible rate refunds or future capital expenditures);
•	provide funds for distributions with respect to any of the next four calendar quarters; or
•	comply with applicable law or any of our debt instruments or other agreements or obligations.

Cash and In-Kind Distributions

Cash Distributions.  Quarterly distributions of available cash paid in respect of our general partner interest, Incentive Distribution units, common units, Series 1 preferred units, Class D units and Class E units will be paid in cash.

Distributions on Our I-Units.  In lieu of receiving quarterly cash distributions, the number of i-units held by Enbridge Management will increase automatically each quarter under the provisions of our partnership agreement in an amount equal to:

the cash distribution per unit we pay on our common units for such quarter;

divided by:

the average of the daily per unit closing prices for Enbridge Management’s listed shares on the New York Stock Exchange for the 10-trading day period ending on the trading day immediately preceding the ex-dividend date for such shares;

multiplied by:

the number of i-units held by Enbridge Management on the record date for such quarter.

Cash from Operations and Cash from Interim Capital Transactions

General

All cash distributed to our unitholders will be characterized as either distributions of “cash from operations” or distributions of “cash from interim capital transactions.” As described below under “— General Procedures for Quarterly Distributions — Distributions of Available Cash from Cash from Operations” and “— Distributions of Available Cash from Interim Capital Transactions,” our partnership agreement requires that we distribute cash from operations differently than cash from interim capital transactions.

Definition of Cash from Operations

Cash from operations generally means, with respect to any period ending on or after the Class D unit issuance date, but prior to the commencement of the dissolution and liquidation of the Partnership, on a cumulative basis:

•	the amount of cash from operations as of the close of business on the date immediately preceding the Class D unit issuance date; plus
•	all cash receipts from operations, excluding any cash proceeds from any interim capital transactions through the end of such period; plus
•	all cash receipts after the end of the period but on or before the determination of cash from operations for such period resulting from working capital borrowings; plus
•	cash distributions from cash from operations paid during the construction period on construction equity issued on or after the date Class D units were first issued; less
•	all cash operating expenditures, including maintenance capital expenditures, after the Class D unit issuance date; less
•	incremental revenues collected from and after the Class D unit issuance date pursuant to a rate increase that are subject to possible refund and for which our general partner has established a cash reserve; less
•	cash reserves outstanding at the end of each such period that our general partner deems necessary or appropriate to provide for the future cash payment of the two preceding bullets; less
•	cash reserves outstanding at the end of each such period that our general partner deems necessary or appropriate to provide funds for distributions with respect to any one or more of the next four calendar quarters; less
•	all working capital borrowings made on or after the date Class D units were first issued that are not repaid within twelve months after having been incurred, or that are repaid within such 12-month period with the proceeds of additional working capital borrowings.

Cash from Interim Capital Transactions

Generally, cash from interim capital transactions is generated by:

•	borrowings and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business);
•	sales of units or other equity interests for cash; and
•	sales or other dispositions of any assets for cash (other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business).

Characterization of Cash Distributions

We will treat all available cash distributed as distributions of cash from operations until the sum of all available cash distributed equals the cumulative amount of cash from operations actually generated from December 27, 1991 (the date we commenced operations) through the end of the calendar quarter prior to that distribution. Any distribution of available cash which, when added to the sum of all prior distributions, is in excess of the cumulative amount of cash from operations, will be considered a distribution of cash from interim capital transactions. For purposes of calculating the sum of all distributions of available cash, the amount of cash that we retain in respect of the i-units and the general partner interest will be treated as distributions of available cash. We will retain that cash and use the cash in our business.

General Procedures for Quarterly Distributions

The following illustrates the implementation of the provisions described above. For each quarter, Enbridge Management will use the following procedures to determine the amount of cash that we will distribute to the holders of common units and Class D units, Class E units and to the general partner in respect of its general partner interest, Series 1 preferred units and the Incentive Distribution units, as well as the number of additional i-units that Enbridge Management will receive in lieu of receiving cash distributions:

•	first, Enbridge Management will determine the amount of available cash for the quarter;
•	second, Enbridge Management will determine whether the available cash to be distributed will be characterized as cash from operations or cash from interim capital transactions;
•	third, Enbridge Management will calculate the amount of this available cash that will be distributed to our partners and the amount that will be retained by us in respect of the i-units for use in our business. If the available cash is characterized as cash from operations, Enbridge Management will cause us to distribute and retain the available cash as described below under “Distributions of Available Cash from Cash from Operations.” If the available cash is characterized as cash from interim capital transactions, Enbridge Management will cause us to distribute and retain the available cash as described below under “— Distributions of Available Cash from Interim Capital Transactions.” As a result of this process, Enbridge Management will determine the amounts of cash to be distributed to the general partner and the owners of Series 1 preferred units, common units, Class D units and Class E units, and the amount of cash to be retained by us for use in our business. Enbridge Management will also determine the total cash equivalent amount that will be used to calculate the additional i-units it will own following the distribution of cash to the general partner and the owners of Series 1 preferred units, common units, Class D units and Class E units (as described in “fifth” below) and the number of additional shares Enbridge Management will distribute to its shareholders.
•	fourth, Enbridge Management will divide the total cash equivalent amount as discussed in “third” above by the average of the daily closing price per listed share of Enbridge Management, as determined for the 10-day trading period ending on the trading day immediately prior to the ex-dividend date for its listed shares, to determine the number of additional i-units it will own following the distribution of cash to the general partner and the owners of Series 1 preferred units, common units, Class D units and Class E units; and
•	fifth, Enbridge Management will cause us to make the cash distributions to the general partner and the owners of Series 1 preferred units, common units, Class D units and Class E units, and the number of i-units Enbridge Management owns will increase under the provisions of the partnership agreement with the result that the number of i-units owned by Enbridge Management will equal the number of its listed shares and voting shares that are outstanding following the distribution of additional shares by Enbridge Management to its shareholders.

The discussion below indicates the percentages of distributions of available cash required to be made to our limited partners and general partner.

Distributions of Available Cash from Cash from Operations

Subject to certain adjustments for any arrearages as described in our partnership agreement, we will distribute or retain cash from operations for each quarter as follows:

•	first, 100% in respect of the Series 1 preferred units, pro rata, until there has been distributed in respect of each Series 1 preferred unit then outstanding an amount of cash equal to the Series 1 preferred unit distribution rate for such calendar quarter (subject to payment deferral as provided by the partnership agreement);
•	second, 100% in respect of the Series 1 preferred units, pro rata, until there has been distributed in respect of each Series 1 preferred unit then outstanding an amount of cash equal to the cumulative Series 1 preferred unit arrearage existing with respect to such calendar quarter (subject to payment deferral as provided by the partnership agreement);

•	third, 98% in respect of the Class D units, Class E units, common units and i-units, pro rata, and 2% in respect of the general partner interest until we have distributed or retained in respect of each of the Class A common units, Class D units, Class E units and i-units, as applicable, an amount of cash equal to the IDU Target Distribution for that quarter;
•	thereafter, 75% of any cash from operations then remaining in respect of the Class D units, Class E units, common units and i-units, pro rata, 23% in respect of the Incentive Distribution units, and 2% in respect of the general partner interest.

Class E units were not entitled to receive distributions in respect of any calendar quarter ended on or prior to January 2, 2015.

In the event of any decrease in the distributions in respect of the Class D units, common units and i-units below the IDU Target Distribution in any quarter during the twenty-quarter period commencing with the fourth quarter of 2014, the distribution paid by the Partnership on the Class D units will be reduced to the amount that would have been paid by the Partnership in respect of the Existing IDRs had the equity restructuring not occurred.

Prior to the equity restructuring, cash from operations was distributed with reference to a minimum quarterly distribution of $0.295 per unit per quarter, a first target distribution of $0.35 per unit per quarter and a second target distribution of $0.495 per unit per quarter. Notwithstanding the foregoing, if the minimum quarterly distribution and target distributions have been reduced to zero, cash from operations will be distributed as follows:

•	first, 100% in respect of the Series 1 preferred units, pro rata, until there has been distributed in respect of each Series 1 preferred unit then outstanding an amount of cash equal to the Series 1 preferred unit distribution rate for such calendar quarter (subject to payment deferral as provided by the partnership agreement) less any distributions received pursuant to the provisions above;
•	second, 100% in respect of the Series 1 preferred units, pro rata, until there has been distributed in respect of each Series 1 preferred unit then outstanding an amount of cash equal to the cumulative Series 1 preferred unit arrearage existing with respect to such calendar quarter (subject to payment deferral as provided by the partnership agreement) less any distributions received pursuant to the provisions above;
•	third, 98% in respect of the Class A common units, Class D units, Class E units and i-units, pro rata, and 2% in respect of the general partner interest until we have distributed or retained in respect of each Class A common unit issued in the initial offering and then outstanding available cash that is deemed to be cash from operations since partnership inception equal to the minimum quarterly distribution (as from time to time adjusted) for all periods since partnership inception; and
•	thereafter, 75% of any cash from operations then remaining in respect of the Class D units, Class E units, common units and i-units, pro rata, 23% in respect of the Incentive Distribution units, and 2% in respect of the general partner interest.

To date, the holders of the Class A common units have always received at least the minimum quarterly distribution. Distributions of cash from interim capital transactions will not reduce target distributions in the quarter in which they are distributed.

We will distribute cash from operations in respect of Class A common units, Class B common units, Class D units, Class E units and Series 1 preferred units (subject to payment deferral with respect to Series 1 preferred units as provided in the partnership agreement) and will retain cash from operations in respect of i-units. We will distribute cash from operations in respect of the general partner interest, except that we will retain out of such amounts an amount equal to 2% of the amount obtained by dividing (A) the cash from operations retained in respect of the i-units described above by (B) 98%.

Distributions of Available Cash from Interim Capital Transactions

We will distribute or retain cash from interim capital transactions as follows:

•	first, 100% in respect of the Series 1 preferred units, pro rata, until there has been distributed in respect of each Series 1 preferred unit an amount of cash equal to the Series 1 preferred unit distribution rate for such calendar quarter, less any distributions received by such Series 1 preferred for such calendar quarter (subject to payment deferral as provided by the partnership agreement);
•	second, 100% in respect of the Series 1 preferred units, pro rata, until there has been distributed in respect of each Series 1 preferred unit an amount of cash equal to the cumulative Series 1 preferred unit arrearage then existing with respect to such calendar quarter, less any distributions received by such Series 1 preferred unit for such calendar quarter (subject to payment deferral as provided by the partnership agreement);
•	third, 98% in respect of Class A common units, Class B common units, Class D units, Class E units and i-units, pro rata, and 2% in respect of the general partner interest until we have distributed in respect of each Class A common unit issued in our initial public offering cash from interim capital transactions in an amount equal to $10.75; and
•	thereafter, cash from interim capital transactions will be distributed as if it were cash from operations, and because the IDU Target Distribution will have been reduced to zero, as described below under “— Adjustment of the Minimum Quarterly Distribution and Target Distributions,” the cash from interim capital transactions will be distributed 75% in respect of the Class D units, Class E units, common units and i-units, pro rata, 23% in respect of the Incentive Distribution units, and 2% in respect of the general partner interest.

We will distribute cash from interim capital transactions in respect of Class A common units, Class B common units, Class D units, Class E units and Series 1 preferred units and will retain cash from interim capital transactions in respect of i-units. We will distribute cash from interim capital transactions in respect of the general partner interest, except that we will retain out of such amounts an amount equal to 2% of the amount obtained by dividing (A) the cash from operations retained in respect of the i-units described above by (B) 98%.

Adjustment of the Minimum Quarterly Distribution and Target Distributions

The minimum quarterly distribution and target distributions, including the IDU Target Distribution, will be adjusted proportionately if any distribution, combination or subdivision of units occurs, whether effected by a distribution payable in units or otherwise, but not by reason of the additional i-units that Enbridge Management will own after each quarterly distribution as described above. In addition, if a distribution is made of cash from interim capital transactions, the minimum quarterly distribution and target distributions will be adjusted downward by multiplying each amount, as the same may have been previously adjusted, by a fraction, the numerator of which is the unrecovered initial unit price immediately after giving effect to such distribution and the denominator of which is the unrecovered initial unit price immediately prior to such distribution. The unrecovered initial unit price is the amount by which $10.75 exceeds the aggregate per unit distributions of cash from interim capital transactions. If and when the unrecovered initial unit price is zero, the minimum quarterly distribution and target distributions each will have been reduced to zero.

For example, if a two-for-one split of the common units, Class D units, Class E units and i-units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its then-existing level. We will not make any of these adjustments by reason of Enbridge Management’s ownership of additional i-units after each distribution on the common units of available cash from cash from operations or from interim capital transactions or the issuance of additional units for cash or property.

The minimum quarterly distribution and target distributions may also be adjusted if legislation is enacted that causes us to become taxable as a corporation or otherwise subjects us to taxation as an entity for U.S. federal income tax purposes. In such event, the minimum quarterly distribution and target distributions for each quarter thereafter would be reduced to an amount equal to the product of each of the minimum quarterly distribution and target distributions multiplied by one minus the sum of the effective U.S. federal income tax rate to which we are subject as an entity (expressed as a percentage) plus the effective overall state and local income tax rate to which we are subject as an entity (expressed as a percentage) for the taxable year in which such quarter occurs. For example, if we became subject to a maximum marginal federal, and effective state and local income tax rate of 38%, then the minimum quarterly distribution and target distributions would be reduced to 62% of their previous levels.

Distributions in Liquidation

We may not take any action to cause a liquidation unless, prior to such liquidation, Enbridge Inc. has agreed to purchase all of Enbridge Management’s shares or the holders of its shares have voted to approve such liquidation.

Upon our dissolution, unless we are reconstituted and continued, the authorized liquidator will liquidate our assets and apply the proceeds of the liquidation generally as follows:

•	first, towards the payment of all of our creditors, including partners who are creditors, and the creation of a reserve for contingent liabilities; and
•	second, prior to any distributions of assets to any other class or series of units, to the Series 1 preferred units, Class D units and Class E units in accordance with the positive balances in their respective capital accounts, and then to all other partners in accordance with the positive balances in their respective capital accounts, each as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation; provided that as of the date the Class D units are issued, the holders of the Class D units will only be entitled to such preference with respect to 20% of the Class D unit notional value, with such percentage being increased by an additional 20% of the Class D unit notional value on each anniversary of the Class D unit issuance date in 2015, 2016, 2017 and 2018, resulting in a preference in liquidation equal to 100% of the Class D unit notional value on the fourth anniversary of the Class D unit issuance date.

Under some circumstances and subject to various limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time if the liquidator determines that an immediate sale would be impractical or would cause undue loss to the partners.

Manner of Capital Account Adjustment for Gain or Loss Upon Liquidation

The manner of the adjustment to capital accounts for gain and loss upon liquidation is set forth in our partnership agreement and summarized below.

Generally, we will allocate any income or gain to the partners in the following manner:

•	first, if in the year of liquidation, the Series 1 preferred unit holder(s)’ Capital Account in respect of Series 1 preferred units is less than the aggregate Series 1 preferred unit liquidation value of such Series 1 preferred units, then items of gross income and gain shall be allocated to all unitholders holding Series 1 preferred units, pro rata, until the capital account in respect of the outstanding Series 1 preferred unit is equal to the Series 1 preferred unit liquidation value. If in the year of such liquidation, such holder’s capital account in respect of such Series 1 preferred units is less than the aggregate Series 1 preferred unit liquidation value after the application of the preceding sentence, then to the extent permitted by law, items of gross income and gain for any preceding taxable period(s) with respect to which Schedule K-1s have not been filed will be reallocated to all unitholders holding Series 1 preferred units, pro rata, until the capital account in respect of each outstanding Series 1 preferred unit is equal to the Series 1 preferred unit liquidation;
•	second, among the owners of the Class D units and the Class E units until, to the maximum extent possible, the capital account in respect of each Class D unit and each Class E unit is equal to the Class D unit notional value and the Class E notional value, respectively;
•	third, to our general partner in respect of its general partner interest and to the owners of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	fourth, to owners of the i-units until the capital account of each i-unit equals the capital account of a common unit;
•	fifth, with respect to each calendar quarter ending on or prior to March 31, 2014, among the owners of the common units and i-units, as limited partners on a per unit basis, and our general partner, in a manner that is intended, if possible, to provide the limited partners and general partner with balances in their respective capital accounts that approximates what they would receive in a hypothetical liquidation if the remaining gain were allocated to (A) cure any arrearages as described in our partnership agreement and (B) increase the capital accounts of each of the owners of the common units and i-units by the amount of the difference between their actual, historical quarterly cash distributions and the various target distribution levels described above with respect to cash distributions; and
•	thereafter, 23% among the owners of the Incentive Distribution units, 75% among the owners of the common units and i-units, as limited partners on a per unit basis, and 2% to our general partner.

As a result, after each distribution of cash to other unitholders, including regular quarterly distributions, Enbridge Management’s ownership of additional i-units generally will represent the right to be allocated an increased share of that income or gain upon liquidation.

Any deduction or loss generally will be allocated:

•	first, among the owners of the Class D units and the owners of the Class E units until, to the maximum extent possible, the capital account in respect of each Class D unit and Class E unit, respectively, is equal to Class D unit notional value or the Class E unit notional value (as applicable);
•	second, to the owners of the common units or to the owners of the i-units, as applicable, until the per unit balance in a common unit capital account equals the per unit balance in an i-unit capital account;
•	third, in proportion to the positive balances in the partners’ capital accounts until all the balances are reduced to zero; and
•	thereafter, to the general partner.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Baker & Hostetler LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law that are addressed in this section. This section is based on current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, existing and proposed Treasury regulations promulgated under the Internal Revenue Code, which we refer to as the Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Enbridge Energy Partners L.P. and our operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States for U.S. federal income tax purposes and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States, individual retirement accounts, or IRAs, employee benefit plans, real estate investment trusts, or REITs, or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their Class A common units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their Class A common units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult the unitholder’s own tax advisor in analyzing the state, local and foreign tax consequences particular to the unitholder of the ownership or disposition of Class A common units and potential changes in applicable tax laws.

No ruling has been requested from the Internal Revenue Service, or IRS, regarding our characterization as a partnership for tax purposes or any other tax consideration discussed in this section. Instead, we will rely on opinions of Baker & Hostetler LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this section may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the Class A common units and the prices at which Class A common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Baker & Hostetler LLP and are based on the accuracy of the representations made by us and by the delegate of our general partner with respect to certain factual matters.

For the reasons described below, Baker & Hostetler LLP has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose Class A common units are loaned to a short seller to cover a short sale of Class A common units, see “— Tax Consequences of Unit Ownership — Treatment of Short Sales”; (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations, see “— Disposition of Common Units — Allocations Between Transferors and Transferees”; (3) whether our method for taking into account Section 743 of the Internal Revenue Code adjustments is sustainable in certain cases, see “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Uniformity of Units”; and (4) whether assignees of Class A common units who fail to execute and deliver transfer applications will be treated as partners of Enbridge Partners for federal income tax purposes, see “— Limited Partner Status” below.

Partnership Status

A partnership generally is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account the partner’s share of items of income, gain, loss and deduction of the partnership in computing the partner’s federal income tax liability, regardless of whether cash distributions are made to the unitholder by the partnership. Distributions by a partnership to a partner are generally taxable only to the extent the amount of cash distributed to the partner is in excess of the partner’s adjusted basis in the partner’s partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. An exception, however, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and products produced from them. Other types of qualifying income include interest, other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that as of the date of this prospectus, more than 90% of our current gross income is qualifying income; however, the portion of our income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS, and the IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Baker & Hostetler LLP on such matters. It is the opinion of Baker & Hostetler LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that as of the date of this prospectus:

•	we will be classified as a partnership for federal income tax purposes; and
•	each of our operating subsidiaries will be treated as a partnership or will be disregarded as an entity separate from us for federal income tax purposes, except for Enbridge Pipelines (Wisconsin), Inc., which will be treated as a corporation for federal income tax purposes.

In rendering its opinion, Baker & Hostetler LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Baker & Hostetler LLP has relied include:

•	neither we nor any of the operating subsidiaries has elected or will elect to be treated as a corporation, except, as noted, Enbridge Pipelines (Wisconsin), Inc., will be treated as a corporation; and
•	for each taxable year, more than 90% of our gross income has been and will be income of the type that in the opinion of Baker & Hostetler LLP is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations are true and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in the unitholder’s units, or taxable capital gain, after the unitholder’s tax basis in the unitholder’s units is reduced to zero. Accordingly, taxation as a corporation could result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Baker & Hostetler LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Our unitholders will be treated as partners of Enbridge Partners for federal income tax purposes. Also, (1) unitholders whose Class A common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Class A common units, and (2) assignees who have executed and delivered transfer applications and are awaiting admission as limited partners, will be treated as partners of Enbridge Partners for federal income tax purposes.

Because there is no direct authority dealing with the status of assignees of Class A common units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Baker & Hostetler LLP is unable to opine that such persons are our partners for federal income tax purposes. Furthermore, a purchaser or other transferee of Class A common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record unitholders unless the Class A common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those Class A common units.

A beneficial owner of Class A common units whose units have been transferred to a short seller to complete a short sale would appear to lose the owner’s status as a partner with respect to those units for federal income tax purposes. See “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to the tax consequences to them of holding Class A common units.

The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Enbridge Partners for federal income tax purposes.

Tax Consequences of Class A Common Unit Ownership

Flow-through of taxable income

Subject to the discussion below under “— Tax Consequences of Class A Common Unit Ownership —  Entity-Level Collections,” we will not pay any federal income tax. Instead, each unitholder will be required to report on the unitholder’s income tax return the unitholder’s share of our income, gains, losses and deductions without regard to whether we make cash distributions to the unitholder. Consequently, we may allocate income to a unitholder even if the unitholder has not received a cash distribution. Each unitholder will be required to include in income the unitholder’s allocable share of our income, gains, losses and deductions for our taxable year ending with or within the unitholder’s taxable year. Our taxable year ends on December 31.

Treatment of distributions

Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds the unitholder’s tax basis in the unitholder’s Class A common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the Class A common units, taxable in accordance with the rules described under “— Disposition of Class A Common Units.” Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, referred to as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder.

A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease the unitholder’s share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of the unitholder’s tax basis in the unitholder’s Class A common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture or substantially appreciated “inventory items,” each as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed the unitholder’s proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to the unitholder. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange. The Treasury Department recently has issued proposed Treasury Regulations that, if issued in their current form as final Treasury Regulations, may mitigate the consequences of deemed non-pro rata distributions of cash.

To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. See “— Tax Consequences of Class A Common Unit Ownership — Limitations on Deductibility of Losses.”

The allocation of taxable income to Class A common unitholders, taking into account special allocations of gross income that otherwise would be allocated to the Class B common units, for any given period may be less than or greater than the actual cash distributed on the Class A common units purchased in this offering.

Basis of Class A common units

A unitholder’s initial tax basis for the unitholder’s Class A common units will be the amount the unitholder paid for the Class A common units plus the unitholder’s share of our nonrecourse liabilities. That basis will be increased by the unitholder’s share of our income and by any increases in the unitholder’s share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in the unitholder’s share of our nonrecourse liabilities and by the unitholder’s share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner but will have a share, generally based on the unitholder’s share of profits, of our nonrecourse liabilities. See “— Disposition of Common Units — Recognition of Gain or Loss.” The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Limitations on deductibility of losses

The deduction by a unitholder of the unitholder’s share of our losses will be limited to the tax basis in the unitholder’s units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than the unitholder’s tax basis. A Class A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause the unitholder’s at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that the unitholder’s at-risk amount is subsequently increased, provided such losses do not exceed such Class A common unitholder’s tax basis in the unitholder’s Class A common units. Upon the taxable disposition of a Class A common unit, any gain recognized by a unitholder can be offset by losses that previously were suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of the unitholder’s units, excluding any portion of that basis attributable to the unitholder’s share of our nonrecourse liabilities, reduced by (1) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (2) any amount of money the unitholder borrows to acquire or hold the unitholder’s units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in the unitholder’s share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or the unitholder’s salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when the unitholder disposes of the unitholder’s entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on interest deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;
•	our interest expense attributed to portfolio income; and
•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Class A common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or, if applicable, qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of determining the unitholders’ ability to deduct investment interest expense. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-level collections

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of income, gain, loss and deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. If we have a net loss, that loss generally will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts, and, second, to our general partner. As provided in our partnership agreement, the holders of our Class A common Units are generally allocated specified amounts of gross income that would otherwise be allocated to the holders of our Class B common units. The special allocation will be $25 million each taxable year, subject to the following limitation. The amount of the special allocation will not exceed the amount that would result in a purchaser of Class A common units in our initial public offering being allocated an amount of federal taxable income for such year that exceeds 65% of the cash distributed on the Class A common units purchased in the initial public offering with respect to such year.

Specified items of our income, gain, loss and deduction will be allocated to account for (1) any difference between the tax basis and fair market value of our assets at the time of any offering pursuant to this prospectus or any prospectus supplement and (2) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates (or by a third party) that exists at the time of such contribution, together referred to in this discussion as the “Contributed Property.” These “Section 704(c) Allocations” are required to eliminate the difference between a partner’s “book” capital account, which is credited with the fair market value of Contributed Property, and “tax” capital account, which is credited with the basis of the Contributed Property. Such difference is referred to in this discussion as the “Book-Tax Disparity.” The effect of these Section 704(c) Allocations to a unitholder purchasing Class A common units from us in this offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of this offering. In the event we issue additional units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to the general partner and all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the Book-Tax Disparity, generally will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	the partner’s relative contributions to us;
•	the interests of all the partners in profits and losses;
•	the interest of all the partners in cash flow; and
•	the rights of all the partners to distributions of capital upon liquidation.

Baker & Hostetler LLP is of the opinion that, with the exception of the issues described in “— Tax Consequences of Class A Common Unit Ownership — Section 754 Election,” “— Disposition of Class A Common Units — Allocations Between Transferors and Transferees,” and “— Uniformity of Class A Common Units,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of short sales

A unitholder whose Class A common units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, the unitholder would no longer be treated for tax purposes as a partner with respect to those Class A common units during the period of the loan and may recognize gain or loss from the disposition. See “— Disposition of Class A Common Units — Recognition of Gain or Loss.” As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those Class A common units would not be reportable by the unitholder;
•	any cash distributions received by the unitholder as to those Class A common units would be fully taxable; and
•	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Baker & Hostetler LLP has not rendered an opinion regarding the tax treatment of a unitholder whose Class A common units are loaned to a short seller to cover a short sale of Class A common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests.

Alternative minimum tax

Each unitholder will be required to take into account the unitholder’s distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $182,500 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains, which generally are capital gains on certain assets held for more than twelve months, of individuals is 20%. Such rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax, or net investment income tax, or NIIT, is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder’s net investment income and (2) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000, if the unitholder is married and filing jointly or a surviving spouse, $125,000, if the unitholder is married and filing separately, or $200,000, in any other case. In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income and (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our Class A common units.

Section 754 election

We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. See “— Disposition of Class A Common Units — Constructive Termination.” The election generally will permit us to adjust a Class A common unit purchaser’s tax basis in our assets, or inside basis, under Section 743(b) of the Internal Revenue Code to reflect the purchaser’s purchase price. This election does not apply with respect to a person who purchases Class A common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (1) the unitholder’s share of our tax basis in our assets, or common basis, and (2) the unitholder’s Section 743(b) adjustment to that basis.

We have adopted the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulations governing a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, such an adjustment is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with a literal application of these and any other Treasury Regulations. See “— Tax Treatment of Operations” and “— Uniformity of Class A Common Units.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulations governing Section 743(b) adjustments for property depreciable under Section 167, which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. See “— Uniformity of Units.” A unitholder’s tax basis for the unitholder’s Class A common units is reduced by the unitholder’s share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the Class A common unitholder’s basis in the unitholder’s Class A common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. See “— Disposition of Class A Common Units — Recognition of Gain or Loss.” Baker & Hostetler LLP is unable to opine as to whether our method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in the transferee’s units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and the transferee’s share of any gain or loss on a sale of our assets would be less. Conversely, a

Section 754 election is disadvantageous if the transferee’s tax basis in the transferee’s units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than the subsequent purchaser would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting method and taxable year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income the unitholder’s share of our income, gain, loss and deduction for our taxable year ending within or with the unitholder’s taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of the unitholder’s units following the close of our taxable year but before the close of the unitholder’s taxable year must include the unitholder’s share of our income, gain, loss and deduction in income for the unitholder’s taxable year, with the result that the unitholder will be required to include in income for the unitholder’s taxable year the unitholder’s share of more than twelve months of our income, gain, loss and deduction. See “— Disposition of Class A Common Units — Allocations Between Transferors and Transferees.”

Tax basis, depreciation and amortization

The tax basis of our assets, as adjusted with respect to each purchaser on account of our Section 754 election, will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. See “— Tax Consequences of Unit Ownership — Section 754 Election” above. The federal income tax consequences attributable to the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our unitholders holding interests in us immediately prior to any such offering. See “— Tax Consequences of Class A Common Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. See “— Uniformity of Class A Common Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of the unitholder’s interest in us. See “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Class A Common Units — Recognition of Gain or Loss.”

The costs we incur in selling our Class A common units, referred to as syndication expenses, must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and tax basis of our properties

The federal income tax consequences of the ownership and disposition of Class A common units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Class A Common Units

Recognition of gain or loss

Gain or loss will be recognized on a sale of Class A common units equal to the difference between the amount realized and the unitholder’s tax basis for the Class A common units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by the unitholder plus the unitholder’s share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a Class A common unit and, therefore, decreased a unitholder’s tax basis in that Class A common unit will, in effect, become taxable income if the Class A common unit is sold at a price greater than the unitholder’s tax basis in that Class A common unit, even if the price received is less than the unitholder’s original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in Class A common units, on the sale or exchange of a Class A common unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of Class A common units held for more than 12 months generally will be taxed at the U.S. federal income tax rate applicable to long-term capital gains. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. See “— Tax Consequences of Class A Common Unit Ownership — Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in the partner’s entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify Class A common units transferred with an ascertainable holding period to elect to use the actual holding period of the Class A common units transferred. Thus, according to the ruling discussed above, a Class A common unitholder will be unable to select high or low basis Class A common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, the unitholder may designate specific Class A common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of Class A common units transferred must consistently use that identification method for all subsequent sales or exchanges of Class A common units. A unitholder considering the purchase of additional units or a sale of Class A common units purchased in separate transactions is urged to consult the unitholder’s tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;
•	an offsetting notional principal contract; or
•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations between transferors and transferees

In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” Gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business, however, will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. The Treasury Department has issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may adopt similar monthly simplifying conventions to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are subject to change until final Treasury Regulations are issued. Accordingly, Baker & Hostetler LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns Class A common units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification requirements

A unitholder who sells any of the unitholder’s Class A common units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of Class A common units who purchases Class A common units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. These reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy these requirements.

Constructive termination

We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in the unitholder’s taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if we are unable to determine that a termination occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination that might not have otherwise applied to us as a continuing partnership. The IRS has a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership may only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Class A Common Units

Because we cannot match transferors and transferees of Class A common units, we must maintain uniformity of the economic and tax characteristics of the Class A common units to a purchaser of these Class A common units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. Any non-uniformity could have a negative impact on the value of the units. See “— Tax Consequences of Class A Common Unit Ownership —  Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our Class A common units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Baker & Hostetler LLP is unable to opine as to the validity of such filing positions.

A unitholder’s basis in Class A common units is reduced by its share of our deductions, whether or not such deductions were claimed on an individual income tax return, so that any position that we take that understates deductions will overstate the unitholder’s basis in the unitholder’s Class A common units, and may cause the unitholder to understate gain or overstate loss on any sale of such Class A common units. See “— Disposition of Class A Common Units — Recognition of Gain or Loss” and “— Tax Consequences of Class A Common Unit Ownership — Section 754 Election.” The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Employee Benefit Plans, Tax-Exempt Organizations, Foreign Persons and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our Class A common units.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the U.S. because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at rates up to the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, Form W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a Class A common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign Class A common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a Class A common unit if (1) he owned (directly or constructively applying certain attribution rules) more than 5% of our Class A common units at any time during the five-year period ending on the date of such disposition and (2) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the Class A common units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests, and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their Class A common units, and a purchaser of Class A common units from a foreign unitholder may have withholding obligations.

Administrative Matters

Information returns and audit procedures

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Baker & Hostetler LLP can assure prospective unitholders that the

IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

FATCA withholding requirements

Under the Foreign Account Tax Compliance Act (“FATCA”), withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Internal Revenue Code), unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders.

These rules generally will apply to payments of FDAP Income made on or after July 1, 2014 and to payments of relevant Gross Proceeds made on or after January 1, 2017. Thus, to the extent we have FDAP Income or Gross Proceeds after these dates that are not treated as effectively connected with a U.S. trade or business (please read “— Employee Benefit Plans, Tax-Exempt Organizations, Foreign Persons and Other Investors”), unitholders who are foreign financial institutions or certain other non-US entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our Class A common units.

Nominee reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;
•	whether the beneficial owner is:
•	a person that is not a U.S. person;
•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or
•	a tax-exempt entity;
•	the amount and description of units held, acquired or transferred for the beneficial owner; and
•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-related penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds:

•	for individuals, the greater of 10% of the tax required to be shown on the return for the taxable year and $5,000; or
•	for most corporations, the lesser of 10% of the tax required to be shown on the return, or $10,000, if greater, and $10 million.

For persons other than “tax shelters”, as defined under the penalty rules, the amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority,” or
•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

We believe we are not a “tax shelter” under these rules. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty.

A substantial valuation misstatement exists if (1) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (2) the price for any property or services, or for the use of property, claimed on any such return with respect to any transaction between persons described in Internal Revenue Code

Section 482 is 200% or more, or 50% or less, of the amount determined under Section 482 to be the correct amount of such price, or (3) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable transactions

If we were to engage in a “reportable transaction,” we, and possibly you and others, would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Administrative Matters — Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Administrative Matters — Accuracy-Related Penalties”;
•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and
•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our Class A common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read “— Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our Class A common units.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in over 22 states. Most of these states impose an income tax on corporations and other entities, and most of these states also impose a personal income tax on individuals. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you may be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property now or in the future and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership —  Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns that may be required of him. Baker & Hostetler LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

Debt Securities

A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of debt securities.

THE PRECEDING SUMMARY OF VARIOUS U.S. FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF CLASS A COMMON UNITS IS SOLELY FOR GENERAL INFORMATION ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. THIS SUMMARY DOES NOT ADDRESS ALL THE TAX CONSEQUENCES THAT MAY BE IMPORTANT TO A PARTICULAR HOLDER IN LIGHT OF THE HOLDER’S INVOLVEMENT WITH THE ISSUER OR OTHER CIRCUMSTANCES. ACCORDINGLY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS ON THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF THE CLASS A COMMON UNITS, AND ON THE CONSEQUENCES OF ANY CHANGES IN APPLICABLE LAW.

INVESTMENT IN ENBRIDGE PARTNERS BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because an investment made by such a plan is subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), and the restrictions imposed by Section 4975 of the Internal Revenue Code, and in certain circumstances, other federal, state, local, non-U.S. and other laws and regulations that are similar to such Internal Revenue Code and ERISA provisions (collectively, “Similar Laws”). For general discussion purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans, tax deferred annuities, IRAs, annuities established or maintained by an employer or employee organization, and any entity whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (collectively, “Employee Benefit Plans”). However, not all Employee Benefit Plans are subject to ERISA, such as any Employee Benefit Plan that is established and funded by an individual solely for his or her benefit (including most Keogh plans and IRAs). For those Employee Benefit Plan that are subject to ERISA, such Benefit Plans and their fiduciaries are subject to special requirements, and incur special sanctions if ERISA’s provisions, or the applicable provisions of the Internal Revenue Code’s prohibited transaction rules, are violated. Among other things, consideration should be given to:

•	Whether, for those Employee Benefit Plan subject to ERISA, the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;
•	Whether, for those Employee Benefit Plans subject to ERISA, such Employee Benefit Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws, if the investment is made;
•	Whether the investment will result in recognition of unrelated business taxable income by the Employee Benefit Plan and, if so, whether the potential after-tax investment return remains attractive in light of the discernable risks. Please read “Material Federal Income Tax Consequences — Employee Benefit Plans, Tax-Exempt Organizations, Foreign Persons and Other Investors”; and
•	Whether, for those Employee Benefit Plans subject to ERISA, causing such Employee Benefit Plan to make the investment will comply with the terms of such Employee Benefit Plan, the prohibited transaction provisions of ERISA and the Internal Revenue Code, and any other applicable Similar Laws.

The person with investment discretion with respect to the assets of an Employee Benefit Plan that is subject to ERISA, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for that Employee Benefit Plan.

An investor who is considering acquiring the securities that this prospectus describes with the assets of an Employee Benefit Plan must also consider whether the acquisition and holding of the Class A common units will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Internal Revenue Code prohibit certain transactions that involve an Employee Benefit Plan that is subject to ERISA and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Internal Revenue Code with respect to such Employee Benefit Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the Class A common units) or extensions of credit between an Employee Benefit Plan and a party in interest or a disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Internal Revenue Code generally prohibit a fiduciary with respect to an Employee Benefit Plan subject to ERISA from dealing with the assets of such Employee Benefit Plan for its own benefit (for example when a fiduciary of such Employee Benefit Plan uses its position to cause such Employee Benefit Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration). Under Section 4975 of the Internal Revenue Code, excise taxes or other liabilities may be imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such), where the Employee Benefit Plan is subject to ERISA. For any Employee Benefit Plan which is not subject to ERISA, the penalties are substantially different but no less economically significant. The owner of an IRA, for example, who engages in a prohibited transaction but is not protected by ERISA will not incur any risk of personal liability to the Employee Benefit Plan or for those covered by it, but will cause such Employee Benefit Plan to lose its tax-favored status and cause it to have distributed all of its assets (thus subjecting the owner to potentially substantial income and excise taxes).

ERISA and the Internal Revenue Code contain certain exemptions from the prohibited transactions described above. The Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Internal Revenue Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code, pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the Class A common units, even if the specified conditions are met.

In addition to considering whether the purchase of the securities that this prospectus describes is a prohibited transaction, a fiduciary should consider whether the Employee Benefit Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner, among others, would also be a fiduciary of such Employee Benefit Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules and the prohibited transaction rules of the Internal Revenue Code and, potentially, other applicable Similar Laws.

The Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether, in certain circumstances, the assets of an entity in which Employee Benefit Plans hold equity interests would be deemed “plan assets.” Under these rules, an entity’s assets would not be considered to be “plan assets” if, among other things:

(a)	the equity interests acquired by the Employee Benefit Plan are publicly offered securities — i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;
(b)	the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or
(c)	there is no significant investment by “benefit plan investors,” which is defined to mean that less than 25.0% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates and certain other persons, is held generally by Employee Benefit Plans.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above.

The foregoing discussion of issues arising for employee benefit plan investments under ERISA and the Internal Revenue Code is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of Class A common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

PLAN OF DISTRIBUTION

We may sell the debt securities or Class A common units through underwriters or dealers in firm commitment underwritings.

The debt securities or Class A common units of the series offered will be acquired by the underwriters for their own account. The underwriters may resell the debt securities or Class A common units in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities or Class A common units of the series offered will be subject to certain conditions. The underwriters will be obligated to purchase all of the debt securities or Class A common units of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

The debt securities, when first issued, will have no established trading market. Any underwriters to whom debt securities are sold for public offering and sale may make a market in such debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such debt securities.

The debt securities of the series offered may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the debt securities.

Underwriters and dealers that participate in the distribution of the debt securities or Class A common units may be underwriters as defined in the Securities Act of 1933, as amended, and any discounts or commissions received by them from us and any profit on the resale of the common units or debt securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933, as amended. Any underwriters will be identified and their compensation will be described in a prospectus supplement.

We may have agreements with the underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments which the underwriters may be required to make because of those liabilities.

Underwriters and dealers or their affiliates may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

VALIDITY OF SECURITIES

The validity of the securities offered pursuant to this prospectus and any applicable prospectus supplement may be passed upon for us by Baker & Hostetler LLP and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting, which is included in Management’s Report on Internal Control over Financial Reporting, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.